Exhibit 10.2

EXECUTION COPY

RECEIVABLES FUNDING AND ADMINISTRATION AGREEMENT

Dated as of December 6, 2013

by and among

CMI RECEIVABLES FUNDING LLC,

as Borrower,

THE FINANCIAL INSTITUTIONS SIGNATORY HERETO FROM TIME TO TIME,

as Lenders,

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as a Lender, as Swing Line Lender and as Administrative Agent

GE CAPITAL MARKETS, INC.,

as Sole Lead Arranger and Sole Bookrunner

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EXHIBITS
Exhibit 2.01(a)(ii)	Form of Revolving Note
Exhibit 2.01(b)(ii)	Form of Swing Line Note
Exhibit 2.02(a)	Form of Commitment Reduction Notice
Exhibit 2.02(b)	Form of Commitment Termination Notice
Exhibit 2.03(a)	Form of Borrowing Request
Exhibit 2.03(g)	Form of Repayment Notice
Exhibit 9.03	Form of Power of Attorney
Exhibit 12.02(b)	Form of Assignment Agreement
Exhibit A	Credit and Collection Policy

Schedule 4.01(b)	Jurisdiction of organization/organizational number; Executive Offices; Collateral Locations; Corporate or Other Names
Schedule 4.01(q)	Deposit and Disbursement Accounts/Borrower

Annex 5.02	Reporting Requirements of the Borrower (including Form of Report)
Annex W	Administrative Agent’s Account/Lenders’ Accounts
Annex X	Definitions and Interpretation
Annex Y	Schedule of Documents

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THIS RECEIVABLES FUNDING AND ADMINISTRATION AGREEMENT (this “Agreement”) is entered into as of December 6, 2013 by and among CMI RECEIVABLES FUNDING LLC, a Delaware limited liability company (the “Borrower”), the financial institutions signatory hereto from time to time as lenders (the “Lenders”), and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, as a Lender, as swing line lender (in such capacity, the “Swing Line Lender”) and as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).

RECITALS

A. The Borrower is a special purpose limited liability company the sole member of which is Cumulus Broadcasting LLC (in such capacity, the “Member”).

B. The Borrower has been formed for the purpose of purchasing, or otherwise acquiring by capital contribution, Receivables of the Originators party to the Sale Agreement.

C. The Borrower intends to fund its purchases of the Receivables, in part, by borrowing Advances hereunder and pledging all of its right, title and interest in and to the Receivables as security therefor, and, subject to the terms and conditions hereof, the Lenders intend to make such Advances from time to time.

D. The Administrative Agent has been requested and is willing to act as administrative agent on behalf of each of the Lenders in connection with the making and financing of such Advances.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS AND INTERPRETATION

Section 1.01. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Annex X.

Section 1.02. Rules of Construction. For purposes of this Agreement, the rules of construction set forth in Annex X shall govern. All Appendices hereto, or expressly identified to this Agreement, are incorporated herein by reference and, taken together with this Agreement, shall constitute but a single agreement.

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ARTICLE II.

AMOUNTS AND TERMS OF ADVANCES

Section 2.01. Advances.

(a) Revolving Credit Advances.

(i) From and after the Closing Date and until the Commitment Termination Date and subject to the terms and conditions hereof, each Lender (other than the Swing Line Lender) severally agrees to make its Pro Rata Share of advances to the Borrower from time to time (each, a “Revolving Credit Advance”). The Outstanding Principal Amount of all Advances shall not at any time exceed the lesser of (x) the Aggregate Commitment and (y) the Borrowing Base. The Outstanding Principal Amount of Revolving Credit Advances made by each Lender shall not exceed such Lender’s Commitment. The Borrower may from time to time borrow, repay and reborrow Revolving Credit Advances hereunder on the terms and conditions set forth herein.

(ii) The Borrower shall execute and deliver to each Lender (other than the Swing Line Lender) that makes a request therefor, a note to evidence the Revolving Credit Advances which may be made hereunder from time to time by such Lender. Each such note shall be (x) in the principal amount of the applicable Commitment of the applicable Lender, (y) dated as of the date of issuance thereof, and (z) substantially in the form of Exhibit 2.01(a)(ii) (each, a “Revolving Note”). Each Revolving Note shall represent the obligation of the Borrower to pay the amount of each Lender’s Commitment or, if less, the Lender’s Pro Rata Share of the aggregate Outstanding Principal Amount of all outstanding Revolving Credit Advances made to the Borrower, together with interest thereon as prescribed in Section 2.06. The Outstanding Principal Amount of Revolving Credit Advances and all other accrued and unpaid Borrower Obligations shall be immediately due and payable in full in immediately available funds on the Facility Maturity Date.

(b) Swing Line Advances. (i) From and after the Closing Date and until the Commitment Termination Date and subject to the terms and conditions hereof, the Swing Line Lender agrees to make advances (each such advance hereunder, a “Swing Line Advance”) to the Borrower from time to time; provided that if the Swing Line Lender believes in good faith that one or more Lenders is or will be a Non-Funding Lender, the Swing Line Lender may, in its sole discretion, elect not to make the portion of a Swing Line Advance equal to the Pro Rata Share of such Lender or Lenders of the requested amount of the Swing Line Advance unless the Swing Line Lender shall have received Adequate Security with respect to such portion of the requested Swing Line Advance. The aggregate amount of the Swing Line Loan shall not at any time exceed the Swing Line Commitment. The Borrower may from time to time borrow, repay and reborrow Swing Line Advances hereunder on the terms and conditions set forth herein. Unless the Swing Line Lender has received at least one Business Day’s prior written notice from the Lenders instructing it not to make a Swing Line Advance, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 3.01 or 3.02, be entitled to fund such Swing Line Advance, and to have the Lenders make Revolving Credit Advances in accordance with Section 2.01(b)(iii) or purchase participating interests in accordance with Section 2.01(b)(iv). The Borrower shall repay the aggregate outstanding principal amount of the Swing Line Loan in full in immediately available funds on the Facility Maturity Date.

(ii) The Borrower shall execute and deliver to the Swing Line Lender a note to evidence the Swing Line Loan. Such note shall be in the principal amount of the Swing Line Commitment, dated the Closing Date and substantially in the form of Exhibit 2.01(b)(ii) (the “Swing Line Note”). The Swing Line Note shall represent the obligation of the Borrower to pay the Swing Line Loan, together with interest thereon as prescribed in Section 2.06. The Swing Line Loan and all other accrued and unpaid Borrower Obligations shall be immediately due and payable in full in immediately available funds on the Facility Maturity Date.

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(iii) The Swing Line Lender, at any time and from time to time no less frequently than once per month, shall on behalf of the Borrower (and the Borrower hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request each Lender (excluding the Swing Line Lender) to make a Revolving Credit Advance to the Borrower in an amount equal to such Lender’s Pro Rata Share of the principal amount of the Swing Line Loan (the “Refunded Swing Line Loan”) outstanding on the date such notice is given. Unless the Commitment Termination Date has occurred (in which event the procedures of subsection (iv) below shall apply) and regardless of whether the conditions precedent set forth in Sections 3.01 and 3.02 to the making of a Revolving Credit Advance are then satisfied, each Lender shall disburse directly to the Administrative Agent, its Pro Rata Share of a Revolving Credit Advance on behalf of the Swing Line Lender, prior to 2:00 p.m. (New York time), in immediately available funds on the Business Day next succeeding the date on which such notice is given. The proceeds of such Revolving Credit Advances shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan.

(iv) If, prior to a repayment of a Swing Line Loan with a Revolving Credit Advance pursuant to Section 2.01(b)(iii), the Commitment Termination Date or one of the events described in Sections 8.01(d) or (e) has occurred, then, subject to the provisions of Section 2.01(b)(v) below, each Lender shall, on the date such Revolving Credit Advance was to have been made for the benefit of the Borrower, will be deemed to have purchased from the Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Pro Rata Share of such Swing Line Loan. Upon request by the Swing Line Lender, each Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.

(v) Each Lender’s obligation to make Revolving Credit Advances in accordance with Section 2.01(b)(iii) and to purchase participation interests in accordance with Section 2.01(b)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Termination Event or Incipient Termination Event; (C) any inability of the Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time; or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Lender does not make available to the Administrative Agent or the Swing Line Lender, as applicable, the amount required pursuant to Sections 2.01(b)(iii) or (b)(iv), as the case may be, the Swing Line Lender shall be entitled, in its discretion, (x) to recover such amount on demand from such Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the Index Rate thereafter and (y) apply, to the extent and in satisfaction of such amount, any collateral provided by or on behalf of such Lender as Adequate Security.

(vi) Notwithstanding anything herein to the contrary, if the Swing Line Lender elects not to make the portion of a Swing Line Advance in respect of any Lender (a “Specified Lender”) pursuant to the proviso to the first sentence of Section 2.01(b), each other Lender’s obligation to make Revolving Credit Advances in accordance with Section 2.01(b)(iii) and to purchase participation interests in accordance with Section 2.01(b)(iv) in respect of such Swing Line Advance shall be calculated ratably based on the respective Commitments of the Lenders (other than, for the avoidance of doubt, any Lender that is a Specified Lender).

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Section 2.02. Optional Changes in Aggregate Commitment.

(a) The Borrower may, not more than four times during each calendar year, irrevocably reduce the Aggregate Commitment; provided, that (i) the Borrower shall give five (5) Business Days’ prior written notice of any such reduction to the Administrative Agent substantially in the form of Exhibit 2.02(a) (each such notice, a “Commitment Reduction Notice”), (ii) any partial reduction of the Aggregate Commitment shall be in a minimum amount of $1,000,000 or an integral multiple of $1,000,000 in excess of $1,000,000 and (iii) no such partial reduction shall reduce the Aggregate Commitment below the greater of (x) the Outstanding Principal Amount at such time and (y) $25,000,000. Any such reduction in the Aggregate Commitment shall result in (i) a reduction in each Lender’s Commitment in an amount equal to such Lender’s Pro Rata Share of the amount by which the Aggregate Commitment is being reduced and (ii) a proportional reduction in the Swing Line Commitment; provided, however, that no such partial reduction shall reduce the Swing Line Commitment below the aggregate amount of the Swing Line Loan.

(b) The Borrower may, at any time, on at least three (3) Business Days’ prior written notice to the Administrative Agent, irrevocably terminate the Aggregate Commitment; provided, that (i) such notice of termination shall be substantially in the form of Exhibit 2.02(b) (the “Commitment Termination Notice”) and (ii) the Borrower shall reduce the Outstanding Principal Amount of Advances to zero, and make all payments required by Section 2.03(g) at the time and in the manner specified therein. Upon such termination, the Borrower’s right to request that (1) any Lender make Revolving Credit Advances or (2) the Swing Line Lender make Swing Line Advances hereunder, shall in each case simultaneously terminate and the Commitment Termination Date shall automatically occur.

(c) Each written notice required to be delivered pursuant to Sections 2.02(a) and (b) shall be irrevocable and shall be effective (i) on the day of receipt if received by the Administrative Agent not later than 4:00 p.m. (New York time) on any Business Day and (ii) on the immediately succeeding Business Day if received by the Administrative Agent after such time on such Business Day or if any such notice is received on a day other than a Business Day (regardless of the time of day such notice is received).

Section 2.03. Procedures for Making Advances.

(a) Borrowing Requests. Except for a request for a Borrowing made under Section 2.01(b)(iii), each Borrowing Request must be made by the Borrower to the Administrative Agent in writing so that it is received no later than 11:00 a.m. (New York time) on the Business Day of the proposed Advance Date set forth therein. Each request for a Borrowing (a “Borrowing Request”) shall (i) be substantially in the form of Exhibit 2.03(a), (ii) be irrevocable and (iii) specify the amount of the requested Borrowing (which shall be in a minimum amount of $1,000,000) and the proposed Advance Date (which shall be a Business Day). Each Borrowing requested pursuant to a Borrowing Request shall be in the form of a Swing Line Advance until such Swing Line Advance is repaid or otherwise refinanced in accordance with Section 2.01(b)(iii) or (b)(iv). The Administrative Agent shall review the pro forma calculation of the Borrowing Base delivered in connection with each Borrowing Request to confirm whether a Funding Excess exists or would exist after giving effect to the Borrowing requested in the related Borrowing Request. If a Funding Excess exists or would exist after giving effect to the

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Borrowing requested in the related Borrowing Request, the Administrative Agent shall promptly notify the Borrower and each Lender thereof. Unless a LIBOR Rate Disruption Event shall have occurred, each Advance shall be a LIBOR Rate Advance. Notwithstanding anything herein to the contrary, if the Swing Line Lender has elected not to make any portion of a Swing Line Advance pursuant to the proviso to the first sentence of Section 2.01(b), such portion of the requested Borrowing will be funded as a Revolving Credit Advance.

(b) Advances; Payments.

(i) The Administrative Agent shall, promptly after receipt of a Borrowing Request delivered in accordance with Section 2.03(a) and in any event prior to 12:00 noon (New York time) on the date such Borrowing Request is deemed received, by telecopy, telephone, electronic mail or other similar form of communication, notify (i) the Swing Line Lender of its receipt of a Borrowing Request relating to a request for Swing Line Advances or (ii) the Lenders of its receipt of a Borrowing Request relating to a request for Revolving Credit Advances. Following such notification (i) the Swing Line Lender (in the case of Swing Line Advance) or (ii) the Lenders (in the case of Revolving Credit Advances) shall make the amount of such Swing Line Advance or Revolving Credit Advances, as applicable, available to the Administrative Agent in same day funds by wire transfer to the Administrative Agent’s account as set forth in Annex W not later than 3:00 p.m. (New York time) on the requested Advance Date. After receipt of such wire transfers (or, in the Administrative Agent’s sole discretion in accordance with Section 2.03(c), before receipt of such wire transfers), subject to the terms hereof (including, without limitation, the satisfaction of the conditions precedent set forth in Section 3.02), the Administrative Agent shall make available to the Borrower by deposit into an account of the Borrower designated by the Borrower (or such other account designated by the Borrower) on the Advance Date therefor, the lesser of (x) the amount of the requested Borrowing and (y) (i) in the case of any requested Swing Line Advance, the amount of Swing Line Availability and (ii) in the case of any requested Revolving Credit Advances, the amount of Funding Availability. All payments by each Lender under this Section 2.03(b)(i) shall be made without setoff, counterclaim or deduction of any kind.

(ii) On each Settlement Date, the Administrative Agent will advise each Lender (other than the Swing Line Lender) by telephone or telecopy of the amount of such Lender’s Pro Rata Share of principal, interest and Fees (to the extent payable to all Lenders) paid for the benefit of Lenders with respect to each applicable Revolving Credit Advance. Provided that such Lender has made all payments required to be made by it and purchased all participations required to be purchased by it under this Agreement and the other Related Documents as of such Settlement Date, the Administrative Agent will pay to each Lender such Lender’s Pro Rata Share of principal, interest and Fees (to the extent payable to all Lenders) with respect to each applicable Revolving Credit Advance, paid by the Borrower since the previous Settlement Date for the benefit of that Lender. Such payments shall be made by wire transfer to such Lender’s account (as specified by such Lender in Annex W or the applicable Assignment Agreement) not later than 3:00 p.m. (New York time) on each Settlement Date.

(iii) On each Settlement Date, the Administrative Agent will advise the Swing Line Lender of the amount of principal, interest and Fees paid for the benefit of the Swing Line Lender with respect to the Swing Line Loan. The Administrative Agent will pay to the Swing Line Lender the amount of principal, interest and Fees paid by the

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Borrower since the previous Settlement Date for the benefit of the Swing Line Lender. Such payments shall be made by wire transfer or by book balance to the Swing Line Lender’s account (as specified by the Swing Line Lender in Annex W or the applicable Assignment Agreement) not later than 3:00 p.m. (New York time) on each Settlement Date.

(c) Availability of Lenders’ Advances. The Administrative Agent may assume that each Lender (other than the Swing Line Lender) will make its Pro Rata Share of each Borrowing of Revolving Credit Advances available to the Administrative Agent on each Advance Date. If the Administrative Agent has made available to the Borrower such Lender’s Pro Rata Share of any such Borrowing but such Pro Rata Share is not, in fact, paid to the Administrative Agent by such Lender when due, the Administrative Agent will be entitled to recover such amount on demand from (x) such Lender without set-off, counterclaim or deduction of any kind and (y) any collateral provided as Adequate Security. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon the Administrative Agent’s demand, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately repay such amount to the Administrative Agent. Nothing in this Section 2.03(c) or elsewhere in this Agreement or the other Related Documents shall be deemed to require the Administrative Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder. To the extent that the Administrative Agent advances funds to the Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such Revolving Credit Advance is made, the Administrative Agent shall be entitled to retain for its account all interest accrued on such Revolving Credit Advance from the date of such Revolving Credit Advance to the date such Revolving Credit Advance is reimbursed by the applicable Lender.

(d) Return of Payments. (i) If the Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by the Administrative Agent from the Borrower and such related payment is not received by the Administrative Agent, then the Administrative Agent will be entitled to recover such amount from (x) such Lender on demand without set-off, counterclaim or deduction of any kind and (y) any collateral provided as Adequate Security.

(ii) If at any time any amount received by the Administrative Agent under this Agreement must be returned to the Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Related Document, the Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to the Administrative Agent (or the Administrative Agent may apply any Adequate Security) on demand any portion of such amount that the Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as the Administrative Agent is required to pay to the Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

(e) Non-Funding Lenders. The failure of any Non-Funding Lender to make any Revolving Credit Advance to be made by it on the date specified therefor shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make the Revolving Credit Advance to be made by it, but neither any Other Lender nor the Administrative Agent shall be responsible for the failure of any Non-Funding Lender to make a Revolving Credit Advance to be made by such Non-Funding Lender (it being understood that the Other Lenders

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shall be required to fund the portion of any Revolving Credit Advance that a Non-Funding Lender fails to fund to the extent that the Revolving Credit Advances made by such Other Lenders do not exceed such Lenders’ respective Commitment after giving effect to any funding). Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Related Document or constitute a “Lender” (or be included in the calculation of “Requisite Lenders” hereunder) for any voting or consent rights under or with respect to any Related Document unless and until such Non-Funding Lender shall have cured in full its failures to make Revolving Credit Advances hereunder.

(f) Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement, the Revolving Notes or the Swing Line Note (including exercising any rights of set-off) without first obtaining the prior written consent of the Administrative Agent or the Requisite Lenders, it being the intent of the Lenders that any such action to protect or enforce rights under this Agreement, the Revolving Notes and the Swing Line Note shall, subject to any provision herein requiring that each Lender consent to a particular action, be taken in concert and at the direction or with the consent of the Administrative Agent or the Requisite Lenders.

(g) Principal Repayments. On each Business Day, Collections on deposit in the Agent Account shall be applied in accordance with Section 2.08(b) or Section 2.08(c), as applicable. The Borrower may at any time repay outstanding Advances hereunder; provided that (i) the Borrower shall give not less than one Business Day’s prior written notice of any such repayment to the Administrative Agent substantially in the form of Exhibit 2.03(g) (any such notice, a “Repayment Notice”), (ii) any such notice shall be irrevocable, (iii) any such notice shall specify the amount of the requested repayment and the proposed date of such repayment (which shall be a Business Day), (iv) any such repayment shall be applied first to the Swing Line Loan until the Outstanding Principal Amount thereof has been reduced to zero, and second, pro rata to the Lenders, to the outstanding Revolving Credit Advances and (v) any such repayment must be accompanied by payment of all interest accrued and unpaid on the portion of the Outstanding Principal Amount of the Advances to be repaid through but excluding the date of such repayment. Any such notice of repayment must be received by the Administrative Agent no later than 2:00 p.m. (New York time) on the Business Day immediately preceding the date of the proposed repayment; provided, further, that the foregoing requirements shall not apply to repayment of the outstanding principal amount of Advances as a result of the application of Collections pursuant to Section 2.08.

Section 2.04. Pledge and Release of Transferred Receivables.

(a) Pledge. The Borrower shall indicate in its Records that the Transferred Receivables have been pledged hereunder and that the Administrative Agent has a security interest in all such Transferred Receivables for the benefit of the Secured Parties. The Borrower shall, and shall cause the Servicer to, hold all Contracts and other documents relating to such Transferred Receivables in trust for the benefit of the Administrative Agent on behalf of itself and the other Secured Parties in accordance with their interests hereunder. The Borrower hereby acknowledges that its retention and possession of such Contracts and documents shall at all times be in a custodial capacity for the Administrative Agent’s (on behalf of itself and the other Secured Parties) benefit only.

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(b) Repurchases of Transferred Receivables.

(i) If an Originator is required to repurchase Transferred Receivables from the Borrower pursuant to Section 4.04 of the Sale Agreement, upon payment by such Originator to the Concentration Account of the applicable repurchase price thereof (which repurchase price shall not be less than an amount equal to the Billed Amount of such Transferred Receivable minus the Collections received in respect thereof, the Administrative Agent on behalf of itself and the other Secured Parties shall release their liens on and security interests in the Transferred Receivables being so repurchased.

(ii) If any Originator is to be merged or consolidated with (or sold or otherwise transferred to) any Person that is not a direct or indirect wholly-owned Subsidiary of the Parent or a division or business unit or certain assets of a Originator are to be sold to a Person that is not a direct or indirect wholly-owned Subsidiary of the Parent (any such transaction, an “Originator Disposition”) and the related Originator determines in its commercially reasonable judgment that it is impracticable to consummate such Originator Disposition unless all Transferred Receivables originated by such Originator (or, in the case of the sale of a division or business unit or certain assets of a Originator, the Transferred Receivables generated by such division, business unit or assets (such Transferred Receivables, the “Related Transferred Receivables”) are also transferred by such Originator (or, in the case of any merger or consolidation, are owned by such Originator at the time of such merger or consolidation) in connection with the related Originator Disposition, the Borrower may transfer all (and not less than all) of its Transferred Receivables (or, in the case of the sale of a division or business unit or certain assets of an Originator, the Related Transferred Receivables with respect to such Originator Disposition), in any case, without recourse, representation, warranty or covenant of any kind, to such Originator for a repurchase price equal to the Billed Amount of such Transferred Receivable minus the sum of Collections received in respect thereof but which may be paid, subject to the conditions set forth below and of the “Subordinated Note” executed in connection with the Sale Agreement, by a reduction in the outstanding balance of the related “Subordinated Loans” (as defined in the Sale Agreement) owing to the related Originator), and the Administrative Agent on behalf of the Secured Parties shall release the liens on and security interests in any such Transferred Receivables being so repurchased if the following conditions are satisfied:

(a) after giving effect to such transfer and release, there shall not exist any Termination Event or Incipient Termination Event (including, without limitation, any Incipient Termination Event arising because of the occurrence of a Funding Excess);

(b) at least five (5) Business Days prior to any such transfer and release, the Borrower shall have delivered, true, correct and complete copies of all documents to be executed or delivered in connection with the repurchase of the Transferred Receivables by the applicable Originator and, in the case of a transfer and release of all of the Transferred Receivables of a particular Originator, a release of such Originator from its continuing obligations under the Sale Agreement (other than those obligations which by the terms of the Sale Agreement survive the termination thereof) upon payment of the repurchase price for such Transferred Receivables, all of which shall be reasonably acceptable to the Administrative Agent (it being understood that the Borrower shall not, without the prior written consent of the Administrative Agent, sign or be bound by any agreements in connection with a Originator Disposition other than an instrument or assignment without recourse, representation, warranty or covenant by the Borrower);

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(c) at least five (5) Business Days prior to any such transfer and release, the Borrower shall have delivered a written notice to the Administrative Agent of such Originator Transactions, certifying that the foregoing condition described in clause (A) above shall be satisfied after giving effect to such transfer and release, together with a pro forma Report giving effect to such release and any concurrent repayment of Advances;

(d) the Borrower shall have delivered to the Administrative Agent such opinion letters and other documentation related to the repurchase of the Transferred Receivables by the applicable Originator and the proposed transfer of such Transferred Receivables to the applicable Originator in connection therewith as the Administrative Agent may reasonably request (which shall include, if requested by the Administrative Agent, an opinion letter of qualified counsel with respect to issues of substantive nonconsolidation of the Borrower and confirming or reaffirming the “true sale” and “absolute transfer” of Receivables under the Sale Agreement and, in the case of a transfer and release of Related Transferred Receivables with respect to a Originator Disposition, with respect to the creation and perfection of the security interest of the Borrower and the Administrative Agent in the remaining Receivables of the applicable Originator); and

(e) the Borrower shall have delivered to the Administrative Agent a report demonstrating that none of the portfolio tests set forth in Section 8.01(s) would have resulted in a Termination Event as of the most recent test date had such portfolio tests been calculated without including such Related Transferred Receivables and any other applicable Related Transferred Receivables previously repurchased pursuant to this Section 2.04(b).

Notwithstanding anything in this Agreement or any other Related Document to the contrary, the Borrower shall have no obligation to any Originator to reconvey any Transferred Receivables to any Originator or any other Person in connection with any Originator Disposition.

Section 2.05. Commitment Termination Date. Notwithstanding anything to the contrary set forth herein, no Lender shall have any obligation to make any Advances from and after the Commitment Termination Date.

Section 2.06. Interest; Charges.

(a) The Borrower shall pay interest to the Administrative Agent, for the ratable benefit of the Lenders, with respect to the outstanding amount of each Revolving Credit Advance made or maintained by each Lender, in arrears on each applicable Settlement Date, (i) for each LIBOR Rate Advance outstanding from time to time, at the applicable LIBOR Rate as in effect from time to time during the related Settlement Period, and (ii) for each Index Rate Advance outstanding from time to time, at the applicable Index Rate as in effect from time to time during the related Settlement Period. The Borrower shall pay interest to the Administrative Agent, for the benefit of the Swing Line Lender, with respect to the outstanding amount of each Swing Line

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Advance, in arrears on each applicable Settlement Date, at the LIBOR Rate as in effect from time to time during the related Settlement Period. Interest for each Advance shall be calculated based upon actual days elapsed during the applicable Settlement Period, for a 360 day year based upon actual days elapsed since the last Settlement Date (or 365 or 366, as applicable, with respect to interest or other amounts calculated by reference to the Index Rate). Unless a LIBOR Rate Disruption Event shall have occurred, each Advance shall be a LIBOR Rate Advance.

(b) So long as any Termination Event shall have occurred and be continuing, the interest rates applicable to each Advance and any other unpaid Borrower Obligation hereunder shall be increased by two percent (2.0%) per annum (such increased rate, in each case, the “Default Rate”), and all outstanding Borrower Obligations shall bear interest at the applicable Default Rate from the date of such Termination Event until such Termination Event is waived or cured.

(c) The Administrative Agent is authorized to, and at its sole election may, charge to the Borrower as Revolving Credit Advances and cause to be paid all Fees, expenses, charges, costs, interest and principal, other than principal of the Advances, owing by the Borrower under this Agreement or any of the other Related Documents solely to the extent the Borrower fails to pay any such amounts as and when due, and any charges so made shall constitute part of the Outstanding Principal Amount hereunder even if such charges would cause the aggregate balance of the Outstanding Principal Amount to exceed the Borrowing Base.

Section 2.07. Fees.

(a) On the Closing Date, the Borrower shall pay to the Administrative Agent, for the account of itself and the Lenders, as applicable, the fees set forth in the Fee Letter that are payable on the Closing Date.

(b) From and after the Closing Date, as additional compensation for the Lenders, the Borrower agrees to pay to Administrative Agent, for the ratable benefit of such Lenders, monthly in arrears, on each Settlement Date prior to the Commitment Termination Date and on the Commitment Termination Date, the accrued and unpaid Unused Commitment Fee.

(c) On each Settlement Date, the Borrower shall pay to the Servicer or to the Successor Servicer, as applicable, the Servicing Fee or the Successor Servicing Fees and Expenses, respectively, in each case to the extent of available funds therefor pursuant to Section 2.08.

Section 2.08. Application of Collections; Time and Method of Payments.

(a) Each Advance shall mature, and be payable, on the Facility Maturity Date (in which case such Advance shall be payable in full).

(b) Prior to the Commitment Termination Date, any proceeds of Borrower Collateral received by the Borrower or the Servicer shall be set aside and held in trust by the Servicer for the payment of any accrued and unpaid Borrower Obligations as provided in this Section 2.08. Any Collections not required to be set aside prior to the Commitment Termination Date may be used by the Borrower for the payment of the purchase price for new Receivables under the Sale Agreement. On the Commitment Termination Date and on each day thereafter, the Borrower shall cause the Servicer to set aside and hold in trust for the Secured Parties all proceeds of Borrower Collateral received on such day and an additional amount for the payment of any

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accrued and unpaid Borrower Obligations owed by the Borrower and not previously paid by Borrower; provided that if the Administrative Agent has delivered a Notice of Exclusive Control in accordance with the terms hereof, all proceeds of Borrower Collateral received by the Administrative Agent shall be held by the Administrative Agent or its designee for application pursuant to this Section 2.08.

(c) From and after the Commitment Termination Date and on each Business Day on which any Borrower Obligations are due for payment, the Borrower (and/or, if the Administrative Agent has delivered a Notice of Exclusive Control, the Administrative Agent to the extent that it has received proceeds of Borrower Collateral), shall apply all proceeds of Borrower Collateral then available in the following order of priority:

(i) first, to the extent then due and payable, to the payment of all Fees accrued and unpaid through such date and all unreimbursed expenses of the Administrative Agent which are reimbursable pursuant to the terms hereof;

(ii) second, if such Business Day is a Settlement Date, to the payment of accrued and unpaid interest which is then due and payable in respect of the Advances, pro rata based on the Commitments;

(iii) third, if the Servicer has been replaced as a result of the occurrence of an Event of Servicer Termination and such Servicer is not an Affiliate of the Parent, to the payment of the aggregate accrued and unpaid Servicing Fees through such date payable to such replacement Servicer;

(iv) fourth, to the payment of any outstanding Advances then due and payable, pro rata based on the Commitments; provided, that principal on Advances shall be applied in the following order, to the payment of the Outstanding Principal Amount of Advances, first, in respect of Swing Line Advances, and second, in respect of Revolving Credit Advances, pro rata based on the Commitments;

(v) fifth, if any of the conditions precedent set forth in Section 3.02 shall not be satisfied, to the payment of the Outstanding Principal Amount of all other Advances, first, in respect of Swing Line Advances and second, in respect of Revolving Credit Advances, pro rata based on the Commitments;

(vi) sixth, to the extent then due and payable, pro rata, to the payment of all other obligations of the Borrower accrued and unpaid hereunder, including, without limitation, the expenses of the Lenders reimbursable under Section 12.04; and

(vii) seventh, to be paid to the account designated by the Borrower.

(d) Funding Excesses. If and to the extent a Funding Excess exists on any Business Day, the Borrower shall deposit an amount equal to the amount of such Funding Excess in the Agent Account by no later than 11:00 a.m. (New York time) on the immediately succeeding Business Day, which amount shall be applied by the Administrative Agent first, in immediate repayment of the outstanding amount of Swing Line Advances (if any), and second, in immediate repayment of the outstanding amount of Revolving Credit Advances.

Receivables Funding and Administration Agreement

(e) To the extent that amounts on deposit in the Agent Account on any day are insufficient to pay amounts due on such day in respect of the matured portion of any Advances or any interest, Fees or any other amounts due and payable by the Borrower hereunder, the Borrower shall pay, upon notice from the Administrative Agent, the amount of such insufficiency to the Administrative Agent in Dollars, in immediately available funds (for the account of the Administrative Agent, the applicable Lenders, Affected Parties or Indemnified Persons) not later than 11:00 a.m. (New York time) on such day. Any such payment made on such date but after such time shall be deemed to have been made on, and interest shall continue to accrue and be payable thereon at the LIBOR Rate (in the case of LIBOR Rate Advances) or the Index Rate (in all other cases), until the next succeeding Business Day.

(f) At all times after the Administrative Agent shall have exercised its right to delivery any Notices of Exclusive Control in accordance with the terms hereof, the Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of the Borrower hereunder, and the Borrower hereby irrevocably agrees that any and all such payments shall be applied by the Administrative Agent in accordance with this Section 2.08; provided, that the Borrower shall have no responsibility for the allocation or disbursement of any such payments.

(g) All payments of principal of the Advances and all payments of interest, Fees and other amounts payable by the Borrower hereunder shall be made in Dollars, in immediately available funds. If any such payment becomes due on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day and interest thereon at the LIBOR Rate (in the case of LIBOR Rate Advances) or Index Rate (in all other cases) shall be payable during such extension. Payments received at or prior to 2:00 p.m. (New York time) on any Business Day shall be deemed to have been received on such Business Day. Payments received after 2:00 p.m. (New York time) on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

(h) Upon receipt of a notice in accordance with Section 7.03 of the Sale Agreement, the Administrative Agent shall, if such amounts have not been applied to the Borrower Obligations, segregate the Unrelated Amounts and the same shall not be deemed to constitute Collections on Transferred Receivables.

(i) The Administrative Agent agrees that it will not deliver a Notice of Exclusive Control unless a Trigger Event has occurred. From and after the occurrence of a Trigger Event, the Administrative Agent may deliver a Notice of Exclusive Control in its sole and absolute discretion. Following the delivery of a Notice of Exclusive Control, the Administrative Agent will direct the applicable Collection Account Bank and/or Concentration Account Bank to deliver all available funds on deposit in each applicable Account to the Agent Account or such other account designated by the Administrative Agent. Any amounts received by the Administrative Agent may be applied by the Administrative Agent to Borrower Obligations that are then due and payable in accordance with the priority of payments set forth in this Section 2.08. If, on any day, the Administrative Agent receives any amounts in connection with the delivery of a Notice of Exclusive Control that are in excess of Borrower Obligations that are then due and owing, the Administrative Agent may in its sole and absolute discretion (x) retain from such amounts an amount equal to those Borrower Obligations (other than the Outstanding Principal Amount) that have accrued but are not then due and payable (such amounts shall be retained for application in accordance with the priority of payments set forth in this Section 2.08 on the next Settlement Date) and/or (y) if a Termination Event is continuing, retain Collections and other proceeds of Collateral in an amount necessary to cash collateralize 105% of the Borrower Obligations (or such lower amount as the Administrative Agent may designate). After giving effect to any retention pursuant to the immediately preceding sentence, the Administrative Agent shall pay any other amounts received by the Administrative Agent to an account designated by the Borrower.

Receivables Funding and Administration Agreement

Section 2.09. Illegality. If after the date hereof any Lender shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make LIBOR Rate Advances, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, the obligation of that Lender to make LIBOR Rate Advances shall be suspended until such Lender shall have notified the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exists.

(a) Subject to clause (c) below, if any Lender shall determine that it is unlawful to maintain any LIBOR Rate Advance, the Borrower shall prepay in full all LIBOR Rate Advances of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such LIBOR Rate Advances to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Advances, together with any amounts required to be paid in connection therewith pursuant to Section 2.11.

(b) If the obligation of any Lender to make or maintain LIBOR Rate Advances has been terminated, the Borrower may elect, by giving notice to such Lender through the Administrative Agent that all Advances which would otherwise be made by any such Lender as LIBOR Rate Advances shall be instead Index Rate Advances.

(c) Before giving any notice to the Administrative Agent pursuant to this Section 2.09, the affected Lender shall designate a different Lending Office with respect to its LIBOR Rate Advances if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

Section 2.10. Increased Costs and Reduction of Return.

(a) If any Lender shall determine that, due to either (i) the introduction of, or any change in, or in the interpretation of, any Requirement of Law or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in the case of either clause (i) or (ii) subsequent to the date hereof, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any LIBOR Rate Advances, then the Borrower shall be liable for, and shall from time to time, within thirty (30) days of demand therefor by such Lender (with a copy of such demand to Administrative Agent), pay to Administrative Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs; provided, that the Borrower shall not be required to compensate any Lender pursuant to this clause (a) for any increased costs incurred more than 180 days prior to the date that such Lender notifies the Borrower, in writing of the increased costs and of such Lender’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Receivables Funding and Administration Agreement

(b) If any Lender shall have determined that:

(i) the introduction of any Capital Adequacy Regulation;

(ii) any change in any Capital Adequacy Regulation;

(iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or

(iv) compliance by such Lender (or its Lending Office) or any entity controlling the Lender, with any Capital Adequacy Regulation;

affects the amount of capital required or expected to be maintained by such Lender or any entity controlling such Lender and (taking into consideration such Lender’s or such entities’ policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitments, loans, credits or obligations under this Agreement, then, within thirty (30) days of demand of such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender (or the entity controlling the Lender) for such increase; provided, that the Borrower shall not be required to compensate any Lender pursuant to this clause (b) for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower, in writing of the amounts and of such Lender’s intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(c) Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case in respect of this clause (ii) pursuant to Basel III, shall, in each case, be deemed to be a change in a Requirement of Law under subsection (a) above and/or a change in Capital Adequacy Regulation under subsection (b) above, as applicable, regardless of the date enacted, adopted or issued.

(d) Each of the Administrative Agent and each Affected Party agrees that, upon the occurrence of any event giving rise to the operation of this Section 2.11 or entitling any such party to receive additional amounts under Section 13.01 with respect to such Lender, it will, if requested by the Borrower, and to the extent permitted by law or by the relevant Governmental Authority, endeavor in good faith to avoid or minimize the increase in costs, reduction in payments, or payment of additional amounts resulting from such event (including endeavoring to change its lending office) so long as such avoidance or minimization can be made in such a manner that such Lender, in its sole determination, suffers no economic, legal or regulatory disadvantage.

Section 2.11. Funding Losses. The Borrower agrees to reimburse each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

(a) the failure of the Borrower to make any payment or mandatory prepayment of principal of any LIBOR Rate Advance (including payments made after any acceleration thereof);

Receivables Funding and Administration Agreement

(b) the failure of the Borrower to borrow, continue or convert an Advance after the Borrower has given (or is deemed to have given) a Borrowing Request;

(c) the failure of the Borrower to make any prepayment after the Borrower has given a notice in accordance with Section 2.02; or

(d) the prepayment (including pursuant to Section 2.03) of a LIBOR Rate Advance on a day which is not the last day of the Interest Period with respect thereto;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Advances hereunder or from fees payable to terminate the deposits from which such funds were obtained; provided that, with respect to the expenses described in clauses (c) and (d) above, such Lender shall have notified the Administrative Agent of any such expense within two (2) Business Days of the date on which such expense was incurred. Solely for purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.11 and under Section 2.10(a): each LIBOR Rate Advance made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR Rate used in determining the interest rate for such LIBOR Rate Advance by a matching deposit or other borrowing in the interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Advance is in fact so funded.

Section 2.12. Inability to Determine Rates. If the Administrative Agent shall have determined in good faith that a LIBOR Rate Disruption Event shall have occurred, the Administrative Agent will forthwith give notice of such determination to the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Advances hereunder shall be suspended until the Administrative Agent revokes such notice in writing. Upon receipt of such notice, the Borrower may revoke any Borrowing Request then submitted by it. If the Borrower does not revoke such notice, such Advances shall be Index Rate Advances.

Section 2.13. Reserves on LIBOR Rate Advances. The Borrower shall pay to each Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each LIBOR Rate Advances equal to actual costs of such reserves allocated to such Advance by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), payable on each date on which interest is payable on such Advance provided the Borrower shall have received at least fifteen (15) days’ prior written notice (with a copy to the Administrative Agent) of such additional interest from the Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Settlement Date, such additional interest shall be payable fifteen (15) days from receipt of such notice.

Section 2.14. Non-Funding Lenders.

(a) If a Lender becomes a Non-Funding Lender, then, so long as such Lender remains a Non-Funding Lender in accordance with clause (c) below, notwithstanding any other provisions of this Agreement, any amount paid by the Borrower for the account of such Non-Funding Lender under this Agreement (whether on account of Advances, interest, Fees, indemnity payments or other amounts) will not be paid or distributed to such Non-Funding Lender, but will, so long as such Lender is a Non-Funding Lender, instead be retained by the Administrative Agent in a segregated non-interest bearing account (the “Non-Funding Lender

Receivables Funding and Administration Agreement

Account”), until the Termination Date and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority (and the Non-Funding Lender shall have no claims against the Borrower, the Administrative Agent or any Lender for making such redirected payments): first, to the payment of any amounts, if any, due and owing by such Non-Funding Lender to the Administrative Agent under this Agreement, together with interest thereon owing at the Index Rate; second, to the payment of interest due and payable to the Other Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them; third, to the payment of fees then due and payable to the Other Lenders, ratably among them in accordance with the amounts of such fees then due and payable to them; fourth, if as of any Settlement Date the Advances of any Other Lender exceeds its Pro Rata Share (as determined without giving effect to the proviso in the definition thereof) of the total Advances, to repay the Advances of each such Other Lender in the amount necessary to eliminate such excess, pro rata based on the Advances of the Other Lenders; fifth, to make any other mandatory reductions of the Advances of the Other Lenders required under Section 2.08, pro rata based on the Advances of such Other Lenders; sixth, to the ratable payment of other amounts then due and payable to the Other Lenders; and seventh, to pay any interest, Advances or other amounts owing under this Agreement to such Non-Funding Lender in the order of priority set forth in Section 2.08(c) hereof or as a court of competent jurisdiction may otherwise direct; provided that funds shall be redirected from the Non-Funding Lender Account to pay amounts owed under clauses second through sixth solely after application of other funds on deposit in the Agent Account and only to the extent that such other funds are insufficient to make such payments. Any funds redirected from the Non-Funding Lender Account to make payments under clauses second through sixth above shall not be deemed to be payment by the Borrower for purposes of determining whether a Termination Event has occurred and shall not discharge any obligations of the Borrower to make such payment. To the extent that any Other Lenders have been paid with amounts redirected from the Non-Funding Lender Account, the Non-Funding Lender shall, from and after payment in full of all interest, Advances and other amounts owed to the Other Lender, be subrogated to the rights of the Other Lenders to the extent of any such payments from the Non-Funding Lender Account under clause seventh above.

(b) Notwithstanding clause (a) above, the Administrative Agent shall be authorized at any time that any Commitments remain outstanding, at its sole and absolute discretion, after payment of any amounts owed under clause first of the first sentence of clause (a) above, to (i) retain amounts in any Non-Funding Lender Account in an amount up to the related Non-Funding Lender’s unfunded Commitment and (ii) use any portion of such retained amounts to pay such Non-Funding Lender’s funding obligations hereunder. Upon any such unfunded obligations owing by a Non-Funding Lender becoming due and payable, the Administrative Agent shall be authorized to use the amounts in a Non-Funding Lender’s Non-Funding Lender Account to make such payment on behalf of such Non-Funding Lender. Upon the termination of all Commitments, any amounts in any Non-Funding Lender Account shall be applied in accordance with the first sentence of clause (a) above.

(c) If the Borrower and the Administrative Agent agree in writing in their discretion that a Non-Funding Lender should no longer be deemed to be a Non-Funding Lender, the Administrative Agent will so notify the other parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.14(a)), such Non-Funding Lender shall, to the extent applicable, purchase such portion of outstanding Advances of the Other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Advances of all of the Lenders to be on a pro rata basis in accordance with their respective Commitments, whereupon such

Receivables Funding and Administration Agreement

Lender will cease to be a Non-Funding Lender, provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while such Lender was a Non-Funding Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, such notification will not constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Non-Funding Lender.

Section 2.15. Register; Registered Obligations.

(a) Register. The Administrative Agent, acting as a non-fiduciary agent of the Borrower solely for tax purposes and solely with respect to the actions described in this Section 2.15, shall establish and maintain at its address referred to in Section 12.01 (or at such other address as the Administrative Agent may notify the Borrower) (i) a record of ownership (the “Register”) in which the Administrative Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of the Administrative Agent, the Swing Line Lender and each Lender in the Revolving Credit Advances, the Swing Line Advances, each of their obligations under this Agreement to participate in the each Revolving Credit Advance, Swing Line Advance and any assignment of any such interest, obligation or right and (ii) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders (and each change thereto pursuant to Sections 12.01 and 12.02), (2) the Revolving Commitment of each Lender, (3) the amount of each Revolving Credit Advance and each funding of any participation described in clause (i) above, (4) the amount of any principal or interest due and payable or paid, and (5) any other payment received by the Administrative Agent from the Borrower and its application to the Borrower Obligations. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(b) Registered Obligations. Notwithstanding anything to the contrary contained in this Agreement, the Advances (including any notes evidencing such Advances) are registered obligations, the right, title and interest of the Lenders and their assignees in and to such Advances, as the case may be, shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 2.15 and Section 12.02 shall be construed so that the Advances are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the IRC and any related regulations (and any successor provisions).

Section 2.16. Certificates of Lenders. Any Lender claiming reimbursement or compensation pursuant to this Article II shall deliver to the Borrower (with a copy to Administrative Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

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ARTICLE III.

CONDITIONS PRECEDENT

Section 3.01. Conditions to Effectiveness of Agreement. This Agreement shall not be effective until the date on which each of the following conditions have been satisfied, in the reasonable discretion of, or waived in writing by, the Lenders and the Administrative Agent (such date, the “Closing Date”):

(a) Funding Agreement; Other Related Documents. This Agreement and (to the extent requested by the Lenders) the Notes shall have been duly executed by, and delivered to, the parties hereto and the Lenders and the Administrative Agent shall have received such other documents, instruments, agreements and legal opinions that are listed in the Schedule of Documents, each in form and substance reasonably satisfactory to each Lender and the Administrative Agent.

(b) Approvals. The Lenders and the Administrative Agent shall have received satisfactory evidence that the Borrower, the Servicer and the Originators have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Related Documents and the consummation of the transactions contemplated hereby or thereby.

(c) Compliance with Laws. The Borrower and the Transaction Parties shall be in compliance with all applicable foreign, federal, state and local laws and regulations, including, without limitation, those specifically referenced in Section 5.01(a), except to the extent noncompliance could not reasonably be expected to result in a Material Adverse Effect.

(d) Payment of Fees. The Borrower shall have paid all fees required to be paid by it on the Closing Date, including all fees required hereunder and under the Fee Letter, and shall have reimbursed the Administrative Agent for all reasonable fees, costs and expenses of closing the transactions contemplated hereunder and under the other Related Documents, including the Administrative Agent’s reasonable legal and audit expenses, and other reasonable document preparation costs.

(e) Representations and Warranties. Each representation and warranty by the Borrower and each other Transaction Party contained herein and in each other Related Document shall be true and correct in all material respects (it being understood that the materiality threshold referenced above shall not be applicable with respect to any clause of any representation or warranty which itself contains a materiality qualification) as of the Closing Date, except to the extent that such representation or warranty expressly relates solely to an earlier date.

(f) No Termination Event. No Incipient Termination Event or Termination Event shall have occurred and be continuing or would result after giving effect to any of the transactions contemplated on the Closing Date.

Section 3.02. Conditions Precedent to All Advances. No Lender shall be obligated to make any Advances hereunder (including the initial Advances but excluding Advances made pursuant to Section 2.01(b)(iii)) on any date if, as of the date thereof:

(a) any representation or warranty of the Borrower, the Servicer or any other Transaction Party contained herein or in any of the other Related Documents shall be untrue or incorrect in any material respect as of such date, either before or after giving effect to the Advances to be made on such date and to the application of the proceeds therefrom, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted by this Agreement;

(b) any event shall have occurred, or would result from the making of such Advances or from the application of the proceeds therefrom, that constitutes an Incipient Termination Event or a Termination Event;

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(c) the Commitment Termination Date shall have occurred;

(d) either before or after giving effect to such Advance and to the application of the proceeds therefrom, a Funding Excess would exist; or

(e) on or prior to such date, the Borrower or the Servicer shall have failed to deliver any Report required to be delivered in accordance with Section 5.02 hereof or the Sale Agreement and such failure shall be continuing.

The delivery by the Borrower of a Borrowing Request and the acceptance by the Borrower of the funds from the related Borrowing on any Advance Date shall be deemed to constitute, as of any such Advance Date, as the case may be, a representation and warranty by the Borrower that the conditions in this Section 3.02 have been satisfied.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of the Borrower. To induce each Lender to make Advances from time to time and the Administrative Agent to take any action required to be performed by it hereunder, the Borrower makes the following representations and warranties to each Lender and the Administrative Agent on the Closing Date and each Advance Date, each and all of which shall survive the execution and delivery of this Agreement.

(a) Existence; Compliance with Law. The Borrower (i) is a limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation, is a “registered organization” as defined in the UCC of such jurisdiction and is not organized under the laws of any other jurisdiction; (ii) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification except where the failure to so qualify or be in good standing could not reasonably be expected to result in a Material Adverse Effect; (iii) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business, in each case, as now, heretofore and proposed to be conducted; (iv) has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (v) is in compliance with the terms of its limited liability company agreement; and (vi) is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) Executive Offices; Collateral Locations; Corporate or Other Names; FEIN. The state of organization and the organization identification number of the Borrower and current location of the Borrower’s chief executive office, principal place of business, other offices, the premises within which any Records are stored or located, and the locations of the Records are set forth in Schedule 4.01(b). Since the Borrower’s date of formation, the Borrower has not been known as or used any fictitious or trade name. In addition, Schedule 4.01(b) lists the federal employer identification number of the Borrower.

Receivables Funding and Administration Agreement

(c) Power, Authorization, Enforceable Obligations. The execution, delivery and performance by the Borrower of this Agreement and the other Related Documents to which it is a party, and the creation and perfection of all Liens and ownership interests provided for herein and therein: (i) are within the Borrower’s limited liability company power; (ii) have been duly authorized by all necessary or proper actions; (iii) do not contravene any provision of the Borrower’s certificate of formation or limited liability company agreement; (iv) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any material indenture, mortgage, deed of trust, lease, agreement or other instrument to which the Borrower or any other Transaction Party is a party or by which the Borrower or any of the property of the Borrower or any other Transaction Party is bound; (vi) except as set forth in the Related Documents, do not result in the creation or imposition of any Adverse Claim upon any of the property of the Borrower or any other Transaction Party; and (vii) do not require the consent or approval of any Governmental Authority or any other Person, except those which have been duly obtained. The exercise by each of the Borrower, the Lenders or the Administrative Agent of any of its rights and remedies under any Related Document to which it is a party do not require the consent or approval of any Governmental Authority or any other Person, except those which will have been duly obtained. Each of the Related Documents to which the Borrower is a party shall have been duly executed and delivered by the Borrower and each such Related Document shall then constitute a legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in proceeding in equity or law).

(d) No Litigation. No Litigation is pending or, to the actual knowledge of the Borrower, overtly threatened in writing against the Borrower that (i) challenges the Borrower’s right or power to enter into or perform any of its obligations under the Related Documents to which it is a party, or the validity or enforceability of any Related Document or any action taken thereunder, (ii) seeks to prevent the transfer, sale, pledge or contribution of any Receivable or the consummation of any of the transactions contemplated under this Agreement or the other Related Documents, or (iii) is reasonably likely to be adversely determined and, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

(e) Solvency. After giving effect to the sale or contribution of Receivables and the Advances to be made on such date and to the application of the proceeds therefrom, the Borrower is and will be Solvent.

(f) Material Adverse Effect. Since the date of the Borrower’s organization, (i) the Borrower has not incurred any obligations, contingent or non-contingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments, other than in connection with the transaction contemplated by the Related Documents, (ii) no contract, lease or other agreement or instrument has been entered into by the Borrower or has become binding upon the Borrower’s assets, other than in connection with the Related Documents and (iii) the Borrower is not in default under any material contract, lease or other agreement or instrument to which the Borrower is a party. Since the date of the Borrower’s formation, no event has occurred with respect to the Borrower that alone or together with other events could reasonably be expected to have a Material Adverse Effect.

(g) Ownership of Property; Liens. None of the properties and assets (including the Transferred Receivables) of the Borrower are subject to any Adverse Claims other than Permitted Encumbrances not attaching to Transferred Receivables, and there are no facts, circumstances or conditions known to the Borrower that may result in (i) with respect to the Transferred

Receivables Funding and Administration Agreement

Receivables, any Adverse Claims (including Adverse Claims arising under environmental laws) and (ii) with respect to its other properties and assets, any Adverse Claims (including Adverse Claims arising under environmental laws) other than Permitted Encumbrances. The Borrower has received all assignments, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect the Borrower’s right, title and interest in and to the Transferred Receivables and its other properties and assets. No effective financing statement or other similar instrument is of record in any filing office listing the Borrower or any Originator as debtor and covering any of the Transferred Receivables or other Borrower Collateral except with respect to the Liens granted to the Administrative Agent hereunder, and the Liens granted to the Administrative Agent pursuant to Section 7.01 are and will be at all times fully perfected first priority Liens in and to the Transferred Receivables and other Borrower Collateral.

(h) Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness. The Borrower has no Subsidiaries, and is not engaged in any joint venture or partnership with any other Person. The Borrower has no Investments in any Person other than Permitted Investments. The Member is the only member of the Borrower. There are no outstanding rights to purchase or options, warrants or similar rights or agreements pursuant to which the Borrower may be required to issue, sell, repurchase or redeem some or all of its membership interests. Other than the Subordinated Loans, the Debt outstanding under this Agreement and Debt in respect of netting services, overdraft protections and otherwise in connection with its deposit accounts that is incurred in the ordinary course of business, the Borrower has no outstanding Debt on the Closing Date.

(i) Taxes. All tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by the Borrower have in each case been filed with the appropriate Governmental Authority and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding Charges or other amounts being contested in accordance with Section 5.01(e), unless the failure to file any such return, report or statement, or the failure to pay any such charges or fine, penalty, interest, late charge or loss, could reasonably not be expected to have a Material Adverse Effect.

(j) Full Disclosure. All information furnished by or on behalf of the Borrower to the Administrative Agent, the Swing Line Lender or any other Lender in connection with this Agreement or any other Related Document when taken as a whole is true and accurate in every material respect, and no such information contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.

(k) ERISA. Except as would not have a Material Adverse Effect: (i) each Transaction Party and each ERISA Affiliate is in compliance with the applicable provisions of ERISA and of the Code relating to Plans; (ii) no Reportable Event or non-exempt Prohibited Transaction has occurred or is reasonably expected to occur with respect to any Plan; (iii) there has been no determination that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (iv) no Lien in favor of the PBGC or any Single Employer Plan has been imposed upon any Transaction Party or any ERISA Affiliate that remains unsatisfied; (v) no Transaction Party and no ERISA Affiliate has received from the PBGC or a plan administrator any notice relating to an intention to terminate any Single Employer Plan or to appoint a trustee to administer any Single Employer

Receivables Funding and Administration Agreement

Plan under Section 4042 of ERISA; (vi) no Transaction Party and no ERISA Affiliate has incurred any Withdrawal Liability that remains unsatisfied; and (vii) no Transaction Party and no ERISA Affiliate has received any notice concerning the imposition of Withdrawal Liability or any determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, terminated or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

(l) Brokers. No broker or finder acting on behalf of the Borrower was employed or utilized in connection with this Agreement or the other Related Documents or the transactions contemplated hereby or thereby and the Borrower has no obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

(m) Margin Regulations. The Borrower is not engaged in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security,” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). The Borrower owns no Margin Stock, and no portion of the proceeds of the Advances made hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Debt that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any portion of such proceeds to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board. The Borrower will not take or permit to be taken any action that might cause any Related Document to violate any regulation of the Federal Reserve Board.

(n) Nonapplicability of Bulk Sales Laws. No transaction contemplated by this Agreement or any of the Related Documents requires compliance with any bulk sales act or similar law.

(o) Government Regulation. The Borrower is not required to be registered an “investment company” within the meaning of the Investment Company Act.

(p) Nonconsolidation. The Borrower has at all times operated and conducted its affairs in accordance with Section 5.01(i).

(q) Deposit and Disbursement Accounts. Schedule 4.01(q) lists all banks and other financial institutions at which the Borrower maintains deposit or other bank accounts as of the Closing Date, including any Account, and such schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor. Each Account constitutes a deposit account within the meaning of the applicable UCC. The Borrower (or the Servicer on its behalf) has delivered to the Administrative Agent a fully executed Collection Account Agreement with respect to each Collection Account. No Account is in the name of any person other than the Borrower or the Administrative Agent, and the Borrower has not consented to any Bank following the instructions of any Person other than the Administrative Agent. Accordingly, the Administrative Agent has a first priority perfected security interest in each Account, and all funds on deposit therein.

Receivables Funding and Administration Agreement

(r) Transferred Receivables.

(i) Transfers. Each Transferred Receivable was purchased by or contributed to the Borrower on the relevant Transfer Date pursuant to the Sale Agreement.

(ii) Eligibility. Each Transferred Receivable designated as an Eligible Receivable in each Report constitutes an Eligible Receivable as of the date specified in such Report.

(iii) No Material Adverse Effect. The Borrower has no actual knowledge of any fact (including any defaults by the Obligor thereunder on any other Receivable) that would cause it or should have caused it to expect that any payments on any Transferred Receivable designated as an Eligible Receivable in any Report will not be paid in full when due.

(iv) Nonavoidability of Transfers. The Borrower shall (1) have purchased each Sold Receivable from the applicable Originator for cash consideration or with the proceeds of a Subordinated Loan and (2) have accepted assignment of any Eligible Receivables transferred pursuant to clause (b) of Section 4.04 of the Sale Agreement, in each case in an amount that constitutes fair consideration and reasonably equivalent value therefor. No Sale has been made for or on account of an antecedent debt owed by any Originator to the Borrower and no such Sale is or may be avoidable or subject to avoidance under any bankruptcy laws, rules or regulations.

(s) Assignment of Interest in Related Documents. The Borrower’s interests in, to and under the Receivables Sale and Servicing Agreement and each Originator Support Agreement, if any, have been assigned by the Borrower to the Administrative Agent (for the benefit of itself and the Lenders) as security for the Borrower Obligations.

(t) Notices to Obligors. Each Obligor of Transferred Receivables has been directed to remit all payments with respect to such Receivables for deposit in a Lockbox or Collection Account.

(u) Representations and Warranties in Other Related Documents. Each of the representations and warranties of the Borrower contained in the Related Documents (other than this Agreement) is true and correct in all material respects and the Borrower hereby makes each such representation and warranty to, and for the benefit of, the Lenders and the Administrative Agent as if the same were set forth in full herein.

(v) Supplementary Representations.

(i) Receivables; Accounts. (A) Each Transferred Receivable constitutes an “account” or a “general intangible” within the meaning of the applicable UCC, and (B) each Account constitutes a “deposit account” within the meaning of the applicable UCC.

(ii) Creation of Security Interest. The Borrower owns and has good and marketable title to the Transferred Receivables, Accounts and Lockboxes, free and clear of any Adverse Claim other than Permitted Encumbrances. The Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Transferred Receivables, Accounts and Lockboxes in favor of the Administrative Agent (on behalf of itself and the other Secured Parties), which security interest is prior to all other Adverse Claims and is enforceable as such as against any creditors of and purchasers from the Borrower.

Receivables Funding and Administration Agreement

(iii) Perfection. (A) The Borrower has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law and entered into Account Agreements in order to perfect the sale of the Transferred Receivables from the Originators to the Borrower pursuant to the Sale Agreement and the security interest granted by the Borrower to the Administrative Agent (on behalf of itself and the other Secured Parties) in such Receivables hereunder; and (B) With respect to each Account, the Borrower has delivered to the Administrative Agent (on behalf of itself and the other Secured Parties), a fully executed Account Agreement pursuant to which the applicable Bank has agreed to comply with all instructions given by the Administrative Agent with respect to all funds on deposit in the Accounts and the related Lockboxes, without further consent by the Borrower, the Servicer or any Originator.

(iv) Priority. Other than (x) the transfer of Receivables by the Originators to the Borrower pursuant to the Sale Agreement, (y) the grant of security interest by the Borrower to the Administrative Agent (on behalf of itself and the other Secured Parties) in any such Transferred Receivables and (z) such other security interests granted or incurred by the Originators on any Receivables that are released automatically upon the transfer thereof to the Borrower, the Accounts and the Lockboxes hereunder, neither the Borrower nor any Originator has pledged, assigned, sold, conveyed, or otherwise granted a security interest in any of the Transferred Receivables, the Accounts and the Lockboxes to any other Person. Neither the Borrower nor any Originator has authorized, or is aware of, any filing of any financing statement against the Borrower or any Originator that include a description of collateral covering the Transferred Receivables or any other Borrower Collateral, other than any financing statement filed pursuant to the Sale Agreement and this Agreement or financing statements that have been validly terminated or amended prior to the Closing Date or in respect of which the related security interest is released automatically upon the transfer of the related property to the Borrower. As of the Closing Date, the Borrower does not have actual knowledge of any judgment, ERISA or tax lien filings against either the Borrower or any Originator. None of the Accounts or Lockboxes is in the name of any Person other than the Borrower or the Administrative Agent. Neither the Borrower, the Servicer or any Originator has consented to any Bank complying with instructions of any person other than the Administrative Agent.

(v) Survival of Supplemental Representations. Notwithstanding any other provision of this Agreement or any other Related Document, the representations contained in this Section 4.01(v) and Section 5.01(f) shall be continuing, and remain in full force and effect until the Termination Date.

ARTICLE V.

GENERAL COVENANTS OF THE BORROWER

Section 5.01. Affirmative Covenants of the Borrower. The Borrower covenants and agrees that from and after the Closing Date and until the Termination Date:

(a) Compliance with Agreements and Applicable Laws. The Borrower shall (i) perform each of its obligations under this Agreement and the other Related Documents and (ii) comply with all federal, state and local laws and regulations applicable to it and the Transferred Receivables, except, solely with respect to this clause (ii), where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

Receivables Funding and Administration Agreement

(b) Maintenance of Existence and Conduct of Business. The Borrower shall: (i) do or cause to be done all things necessary to preserve and keep in full force and effect its limited liability company existence and its rights and franchises; (ii) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder and in accordance with (1) the terms of its limited liability company agreement, (2) Section 5.01(i) and (3) the assumptions set forth in each opinion letter of Jones Day with respect to issues of substantive consolidation and true sale/absolute transfer; and (iii) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, including all licenses, permits, charters and registrations, except where the failure to maintain such licenses, permits, charters or registrations could not reasonably be expected to have a Material Adverse Effect.

(c) Deposit of Collections. The Borrower shall deposit or cause to be deposited promptly into a Collection Account or the Concentration Account, and in any event no later than the second Business Day after receipt thereof, all Collections it may receive with respect to any Transferred Receivable, including any amounts held in the Operating Account.

(d) Use of Proceeds. The Borrower shall utilize the proceeds of the Advances made hereunder solely for (i) the repayment of Advances made hereunder and the payment of any fees due hereunder, (ii) the purchase of Receivables from the Originators pursuant to the Sale Agreement, (iii) the payment of distributions to the Member, (iv) the payment of the aggregate outstanding principal amount of, and accrued and unpaid interest on the Subordinated Loans, and (v) the payment of taxes, legal fees, administrative fees or Servicing Fees or expenses to the Servicer or routine administrative or operating expenses, in each case only as expressly permitted by and in accordance with the terms of this Agreement and the other Related Documents.

(e) Payment and Performance of Charges and other Obligations.

(i) Subject to Section 5.01(e)(ii), the Borrower shall pay, perform and discharge or cause to be paid, performed and discharged promptly all charges and claims payable by it, including (A) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, and (B) lawful claims for labor, materials, supplies and services or otherwise before any thereof shall become past due.

(ii) The Borrower may in good faith contest, by appropriate proceedings, the validity or amount of any charges or claims described in Section 5.01(e)(i); provided, that (A) adequate reserves with respect to such contest are maintained on the books of the Borrower, in accordance with GAAP, (B) such contest is maintained and prosecuted continuously and with diligence, (C) no material portion of the Borrower Collateral becomes subject to forfeiture or loss as a result of such contest and (D) no Lien shall be imposed to secure payment of such charges or claims other than inchoate tax liens.

(f) Borrower to Maintain Perfection and Priority. In order to evidence the interests of the Administrative Agent and the Lenders under this Agreement, the Borrower shall, from time to time take such action, or execute and deliver such instruments (other than filing financing statements) as may be necessary or advisable (including, such actions as are reasonably requested

Receivables Funding and Administration Agreement

by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s (on behalf of itself and the other Secured Parties) security interest in the Transferred Receivables and other Borrower Collateral pledged to the Administrative Agent (on behalf of itself and the other Secured Parties) hereunder. The Borrower shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent upon request for the Administrative Agent’s authorization and approval all financing statements, amendments or continuations or other filings necessary to continue, maintain and perfect the Administrative Agent’s (on behalf of itself and the other Secured Parties) security interest in the Receivables and all other collateral pledged to the Administrative Agent (on behalf of itself and the other Secured Parties) pursuant to this Agreement as a first-priority interest. Notwithstanding anything else in the Related Documents to the contrary, neither the Borrower, the Servicer, nor any Originator, shall have any authority to file a termination, partial termination, release, partial release or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements, without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld).

(g) Maintenance of Limited Liability Company Agreement. The Borrower shall maintain its limited liability company agreement in conformity with this Agreement, such that its limited liability company agreement, at all times that this Agreement is in effect, provides for not less than ten (10) days’ prior written notice to the Administrative Agent of the replacement or appointment of any manager that is to serve as an Independent Manager for purposes of this Agreement and the condition precedent to giving effect to such replacement or appointment that the Administrative Agent shall have determined in its reasonable judgment that the designated Person satisfies the criteria set forth in the definition herein of “Independent Manager.”

(h) Appointment of Independent Manager. The Borrower shall give the Administrative Agent prompt written notice of the decision to appoint a new director of the Borrower as the “Independent Manager” for purposes of this Agreement, such notice to be issued not less than ten (10) days prior to the effective date of such appointment and to certify that the designated Person satisfies the criteria set forth in the definition herein of “Independent Manager.”

(i) Nonconsolidation. The Borrower shall conduct its activities at all times so that the following facts are true and correct in all material respects at all times:

(i) the Borrower is a limited purpose limited liability company whose activities are restricted in its limited liability company agreement to those activities expressly permitted hereunder and under the other Related Documents and the Borrower has not engaged, and does not presently engage, in any business or other activity other than those activities expressly permitted hereunder and under the other Related Documents, nor has the Borrower entered into any agreement other than this Agreement, the other Related Documents to which it is a party and, with the prior written consent of the Administrative Agent, any other agreement necessary to carry out more effectively the provisions and purposes hereof or thereof;

(ii) the Borrower has duly appointed a board of managers and its business is managed solely by its own officers and managers, each of whom when acting for the Borrower shall be acting solely in his or her capacity as an officer or manager of the Borrower and not as an officer, director, manager, employee or agent of any member of the Parent Group;

Receivables Funding and Administration Agreement

(iii) (A) Borrower shall compensate all consultants and agents directly or indirectly through reimbursement of the Member, from its own funds, for services provided to the Borrower by such consultants and agents and, to the extent any consultant or agent of the Borrower is also a consultant or agent of such member of the Parent Group on a basis which reflects the respective services rendered to the Borrower and such member of the Parent Group and (B) Borrower shall not have any employees;

(iv) Borrower shall pay its own incidental administrative costs and expenses from its own funds, and shall allocate all other shared overhead expenses (including, without limitation, telephone and other utility charges, the services of shared consultants and agents, and reasonable legal and auditing expenses) which are not reflected in the Servicing Fee, and other items of cost and expense shared between the Borrower and the Member on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use or the value of services rendered; except as otherwise expressly permitted hereunder, under the other Related Documents and under the Borrower’s organizational documents, no member of the Parent Group (A) pays the Borrower’s expenses, (B) guarantees the Borrower’s obligations, or (C) advances funds to the Borrower for the payment of expenses or otherwise;

(v) other than as contemplated under the Related Documents, the Borrower engages and has engaged in no intercorporate transactions with any member of the Parent Group;

(vi) the Borrower maintains records and books of account separate from that of each member of the Parent Group, holds regular meetings of its board of managers and otherwise observes limited liability company formalities;

(vii) (A) the financial statements, the books and records of the Borrower and each member of the Parent Group reflect the separate existence of the Borrower and (B) the consolidated financial statements of the Parent Group shall contain disclosure to the effect that the Borrower’s assets are not available to the creditors of any member of the Parent Group;

(viii) except as contemplated under the Related Documents, (A) the Borrower maintains its assets separately from the assets of each member of the Parent Group (including through the maintenance of separate bank accounts and except for any Records to the extent necessary to assist the Servicer in connection with the servicing of the Transferred Receivables), (B) the Borrower’s funds (including all money, checks and other cash proceeds) and assets, and records relating thereto, have not been and are not commingled with those of any member of the Parent Group and (C) the separate creditors of the Borrower will be entitled, on the winding-up of the Borrower, to be satisfied out of the Borrower’s assets prior to any value in the Borrower becoming available to the Member;

(ix) the Borrower shall respond to any inquiries with respect to ownership of a Transferred Receivable by stating that it is the owner of such Transferred Receivable, and that such Transferred Receivable is pledged to the Administrative Agent for the benefit of the Secured Parties;

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(x) the Borrower does not act as agent for any member of the Parent Group, but instead presents itself to the public as a legal entity separate from each such member and independently engaged in the business of purchasing and financing Receivables;

(xi) the Borrower maintains at least one Independent Manager;

(xii) the limited liability company agreement of the Borrower requires the affirmative vote of each independent manager before a voluntary petition under Section 301 of the Bankruptcy Code may be filed by the Borrower;

(xiii) Borrower shall maintain (1) correct and complete books and records of account and (2) minutes of the meetings and other proceedings of its members and board of managers;

(xiv) Borrower shall not hold out credit as being available to satisfy obligations of others;

(xv) Borrower shall not acquire obligations or Stock of any member of the Parent Group;

(xvi) Borrower shall correct any known misunderstanding regarding its separate legal identity; and

(xvii) Borrower shall remain Solvent.

Section 5.02. Reporting Requirements of the Borrower. The Borrower hereby agrees that from and after the Closing Date until the Termination Date, it shall furnish or cause to be furnished to the Administrative Agent and the Lenders the financial statements, notices, reports and other information at the times, to the Persons and in the manner set forth in Annex 5.02.

Section 5.03. Negative Covenants of the Borrower. The Borrower covenants and agrees that, without the prior written consent of the Requisite Lenders and the Administrative Agent, from and after the Closing Date until the Termination Date:

(a) Sale of Membership Interests and Assets. The Borrower shall not sell, transfer, convey, assign or otherwise dispose of, or assign any right to receive income in respect of, any of its properties or other assets or any of its membership interests (whether in a public or a private offering or otherwise), any Transferred Receivable or Contract therefor or any of its rights with respect to any Lockbox or any Collection Account, the Agent Account or any other deposit account in which any Collections of any Transferred Receivable are deposited except as otherwise expressly permitted by this Agreement or any of the other Related Documents.

(b) Liens. The Borrower shall not create, incur, assume or permit to exist (i) any Adverse Claim on or with respect to its Transferred Receivables or (ii) any Adverse Claim on or with respect to its other properties or assets (whether now owned or hereafter acquired) except for Permitted Encumbrances. In addition, the Borrower shall not become a party to any agreement, note, indenture or instrument or take any other action that would prohibit the creation of a Lien on any of its properties or other assets in favor of the Lenders as additional collateral for the Borrower Obligations, except as otherwise expressly permitted by this Agreement or any of the other Related Documents.

Receivables Funding and Administration Agreement

(c) Modifications of Receivables, Contracts or Credit and Collection Policies. The Borrower shall not, without the prior written consent of the Administrative Agent, (i) extend, amend, forgive, discharge, compromise, waive, cancel or otherwise modify the terms of any Transferred Receivable or amend, modify or waive any term or condition of any Contract related thereto except in accordance with the Credit and Collection Policies (it being understood that, to the extent that any such modification causes any Receivable to fail one or more of the criteria set forth in the definition of “Eligible Receivable” in Annex X, such Receivable shall cease to be an Eligible Receivable for purposes of this Agreement).

(d) Changes in Instructions to Obligors. The Borrower shall not make any change in its instructions to Obligors regarding the deposit of Collections with respect to the Transferred Receivables, except to the extent the Administrative Agent consents in writing to such change or such change in instruction is to deposit Collections to any other Lockbox or Collection Account.

(e) Capital Structure and Business. The Borrower shall not (i) make any changes in any of its business objectives, purposes or operations, (ii) make any change in its capital structure, including the issuance of any membership interests, warrants or other securities convertible into membership interests or any revision of the terms of its outstanding membership interests, (iii) amend, waive or modify any term or provision of its certificate of formation or limited liability company agreement, (iv) make any change to its name indicated on the public records of its jurisdiction of organization or (v) change its jurisdiction of organization. The Borrower shall not engage in any business other than as provided in its certificate of formation, limited liability company agreement and the Related Documents.

(f) Mergers, Subsidiaries, Etc. The Borrower shall not directly or indirectly, by operation of law or otherwise, (i) form or acquire any Subsidiary, or (ii) merge with, consolidate with, acquire all or substantially all of the assets or capital Stock of, or otherwise combine with or acquire, any Person.

(g) Sale Characterization; Receivables Sale and Servicing Agreement. The Borrower shall not make statements or disclosures, prepare any financial statements or in any other respect account for or treat the transactions contemplated by the Sale Agreement (including for accounting, tax and reporting purposes) in any manner other than with respect to each Sale of each Sold Receivable effected pursuant to the Sale Agreement, as a true sale or contribution and absolute assignment of the title to and sole record and beneficial ownership interest of the Transferred Receivables by the Originators to the Borrower.

(h) Restricted Payments. The Borrower shall not at any time (i) advance credit to any Person or (ii) declare any distributions, repurchase any membership interest, return any capital, or make any other payment or distribution of cash or other property or assets in respect of the Borrower’s membership interest or make a repayment with respect to any Subordinated Loans if, after giving effect to any such advance or distribution, a Funding Excess, Incipient Termination Event or Termination Event would exist or otherwise result therefrom.

(i) Indebtedness. The Borrower shall not create, incur, assume or permit to exist any Debt, except (i) Debt of the Borrower to any Affected Party, Indemnified Person, the Servicer or any other Person expressly permitted by this Agreement or any other Related Document, (ii) Subordinated Loans pursuant to the Subordinated Notes, (iii) deferred taxes, (iv) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law and (v) endorser liability in connection with the endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

Receivables Funding and Administration Agreement

(j) Prohibited Transactions. The Borrower shall not enter into, or be a party to, any transaction with any Person except as expressly permitted hereunder or under any other Related Document.

(k) Investments. Except as otherwise expressly permitted hereunder or under the other Related Documents, the Borrower shall not make any investment in, or make or accrue loans or advances of money to, any Person, including the Member, any manager, officer or employee of the Borrower, the Parent or any of the Parent’s other Subsidiaries, through the direct or indirect lending of money, holding of securities or otherwise, except as contemplated under the Related Documents.

(l) Commingling. Except as provided in Section 6.01(d), the Borrower shall not deposit or permit the deposit of any funds that do not constitute Collections of Transferred Receivables into any Collection Account or the Concentration Account, except as otherwise contemplated under Section 4.02(l) of the Sale Agreement. If funds that are not Collections are deposited into a Collection Account or the Concentration Account, the Borrower shall, or shall cause the Servicer to notify the Administrative Agent in writing promptly upon discovery thereof, and, the Borrower or Servicer shall promptly remit (or direct the applicable Collection Account Bank or the Concentration Account Bank to remit) any such amounts that are not Collections to the applicable Originator or other Person designated in such notice.

(m) Related Documents. The Borrower shall not amend, modify or waive any term or provision of any Related Document without the prior written consent of the Administrative Agent.

ARTICLE VI.

ACCOUNTS

Section 6.01. Establishment of Accounts.

(a) Collection Accounts.

(i) The Borrower has established with each Collection Account Bank one or more Collection Accounts subject, in each case, to a fully executed Collection Account Agreement. The Borrower agrees that, at any time after the continuance of any Trigger Event, the Administrative Agent may (but is not obligated to) deliver one or more Notices of Exclusive Control to exercise exclusive dominion and control of each Collection Account and all monies, instruments and other property from time to time on deposit therein. The Borrower shall not make or cause to be made, or have any ability to make or cause to be made, any withdrawals from any Collection Account except as provided in Section 6.01(b)(iii).

(ii) The Borrower (or the Servicer on Borrower’s behalf) has instructed all existing Obligors of Transferred Receivables, and shall instruct all future Obligors of such Receivables, to make payments in respect thereof only (A) by check or money order mailed to one or more lockboxes or post office boxes under the control of the Administrative Agent (each a “Lockbox” and collectively the “Lockboxes”) or (B) by

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wire transfer or moneygram directly to a Collection Account or the Concentration Account. The Borrower (or the Servicer on the Borrower’s behalf) has instructed all Collection Account Banks to deposit all items sent to a Lockbox directly into a Collection Account. Schedule 4.01(q) lists all Lockboxes and all Collection Account Banks at which the Borrower maintains Collection Accounts as of the Closing Date, and such schedule correctly identifies (1) with respect to each such Collection Account Bank, the name, address and telephone number thereof, (2) with respect to each Collection Account, the name in which such account is held and the complete account number therefor, and (3) with respect to each Lockbox, the lockbox number and address thereof. The Borrower (or the Servicer on Borrower’s behalf) shall endorse, to the extent necessary, all checks or other instruments received in any Lockbox so that the same can be deposited in the Collection Account, in the form so received (with all necessary endorsements), on the second Business Day after the date of receipt thereof. In addition, the Borrower shall deposit or cause to be deposited into a Collection Account all cash, checks, money orders or other proceeds of Transferred Receivables or Borrower Collateral received by it other than in a Lockbox or a Collection Account, in the form so received (with all necessary endorsements), not later than the close of business on the second Business Day following the date of receipt thereof, and until so deposited all such items or other proceeds shall be held in trust for the benefit of the Administrative Agent. The Borrower shall not make and shall not permit the Servicer to make any deposits into a Lockbox or any Collection Account except in accordance with the terms of this Agreement or any other Related Document.

(iii) If, for any reason, a Collection Account Agreement terminates or any Collection Account Bank fails to comply with its obligations under the Collection Account Agreement to which it is a party, then the Borrower shall promptly notify all Obligors of Transferred Receivables who had previously been instructed to make wire payments to a Collection Account maintained at any such Collection Account Bank to make all future payments to a new Collection Account in accordance with this Section 6.01(a)(iii). The Borrower shall not close any Collection Account unless it shall have (A) received the prior written consent of the Administrative Agent, (B) established a new account with the same Collection Account Bank or with a new depositary institution satisfactory to the Administrative Agent, (C) entered into an agreement covering such new account with such Collection Account Bank or with such new depositary institution substantially in the form of the predecessor Collection Account Agreement or that is satisfactory in all respects to the Administrative Agent (whereupon, for all purposes of this Agreement and the other Related Documents, such new account shall become a Collection Account, such new agreement shall become a Collection Account Agreement and any new depositary institution shall become a Collection Account Bank), and (D) taken all such action as the Administrative Agent shall reasonably require to grant and perfect a first priority Lien in such new Collection Account to the Administrative Agent under Section 7.01 of this Agreement. Except as permitted by this Section 6.01(a), the Borrower shall not, and shall not permit the Servicer to, open any new Lockbox or Collection Account without the prior written consent of the Administrative Agent.

(b) Concentration Account.

(i) The Borrower has established the Concentration Account subject to a fully executed Concentration Account Agreement. The Borrower agrees that, at any time after the continuance of any Trigger Event, the Administrative Agent may (but is not obligated to) deliver one or more Notices of Exclusive Control to exercise exclusive dominion and control of the Concentration Account and all monies, instruments and other property from time to time on deposit therein.

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(ii) [RESERVED].

(iii) If, for any reason, the Concentration Account Agreement relating to the Concentration Account terminates or the Concentration Account Bank fails to comply with its obligations under such Concentration Account Agreement, then the Borrower shall promptly notify the Administrative Agent thereof and the Borrower, the Servicer or the Administrative Agent, as the case may be, shall instruct all Collection Account Banks who had previously been instructed to make wire payments to the Concentration Account maintained at any such Concentration Account Bank to make all future payments to a new Concentration Account in accordance with this Section 6.01(b)(iii). The Borrower shall not close the Concentration Account unless it shall have (A) received the prior written consent of the Administrative Agent, (B) established a new account with the same Concentration Account Bank or with a new depositary institution satisfactory to the Administrative Agent, (C) entered into an agreement covering such new account with such Concentration Account Bank or with such new depositary institution substantially in the form of the Concentration Account Agreement or that is satisfactory in all respects to the Administrative Agent (whereupon, for all purposes of this Agreement and the other Related Documents, such new account shall become the Concentration Account, such new agreement shall become a Concentration Account Agreement and any new depositary institution shall become the Concentration Account Bank), and (D) taken all such action as the Administrative Agent shall reasonably require to grant and perfect a first priority Lien in such new Concentration Account to the Lender under Section 7.01 of this Agreement. Except as permitted by this Section 6.01(b), the Borrower shall not, and shall not permit the Servicer to open a new Concentration Account without the prior written consent of the Administrative Agent.

(c) Agent Account.

(i) The Administrative Agent has established and shall maintain the Agent Account with Deutsche Bank Trust Company Americas (the “Depositary”). The Agent Account shall be registered in the name of the Administrative Agent and the Administrative Agent shall, subject to the terms of this Agreement, have exclusive dominion and control thereof and of all monies, instruments and other property from time to time on deposit therein.

(ii) The Lenders and the Administrative Agent may deposit into the Agent Account from time to time all monies, instruments and other property received by any of them as proceeds of the Transferred Receivables.

(iii) If, for any reason, the Depositary wishes to resign as depositary of the Agent Account or fails to carry out the instructions of the Administrative Agent, then the Administrative Agent shall promptly notify the Lenders. Neither the Lenders nor the Administrative Agent shall close the Agent Account unless (A) a new deposit account has been established with a new depositary institution, (B) the Lenders and the Administrative Agent have entered into an agreement covering such new account with such new depositary institution satisfactory in all respects to the Administrative Agent (whereupon such new account shall become the Agent Account and such new depositary institution shall become the Depositary for all purposes of this Agreement and the other

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Related Documents), and (C) the Lenders and the Administrative Agent have taken all such action as the Administrative Agent shall require to grant and perfect a first priority Lien in such new Agent Account to the Administrative Agent (on behalf of itself and the other Secured Parties).

(d) Operating Account. Within sixty days of the Closing Date, (A) the Borrower (or the Servicer on Borrower’s behalf) shall cause the Operating Account to be designated a Collection Account and be subject to a fully executed Collection Account Agreement and (B) the Borrower (or the Servicer on Borrower’s behalf) shall establish a separate account for all amounts held in the Operating Account that are not Transferred Receivables and transfer all such amounts to such separate account. Notwithstanding any provision in this Agreement or any other Related Document, the existence of the Operating Account, the commingling of funds therein or the payment of Obligors to such account for such sixty day period after the Closing Date, shall not constitute a Termination Event, an Event of Servicer Termination, an Incipient Termination Event or Event of Default.

ARTICLE VII.

GRANT OF SECURITY INTERESTS

Section 7.01. Borrower’s Grant of Security Interest. The parties hereto intend that this Agreement shall constitute a security agreement under applicable law. To secure the prompt and complete payment, performance and observance of all Borrower Obligations, and to induce the Administrative Agent and the Lenders to enter into this Agreement and perform the obligations required to be performed by them hereunder in accordance with the terms and conditions hereof, the Borrower hereby grants, assigns, conveys, pledges, hypothecates and transfers to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, a Lien upon and security interest in all of the Borrower’s right, title and interest in, to and under, but none of its obligations arising from, the following property, whether now owned by or owing to, or hereafter acquired by or arising in favor of, the Borrower (including under any trade names, styles or derivations of the Borrower), and regardless of where located (all of which being hereinafter collectively referred to as the “Borrower Collateral”):

(a) all Receivables;

(b) the Sale Agreement, all Collection Account Agreements, the Concentration Account Agreement, the Originator Support Agreements and all other Related Documents now or hereafter in effect (collectively, the “Borrower Assigned Agreements”), including (i) all rights of the Borrower to receive moneys due and to become due thereunder or pursuant thereto, (ii) all rights of the Borrower to receive proceeds of any insurance, indemnity, warranty or guaranty with respect thereto, (iii) all claims of the Borrower for damages or breach with respect thereto or for default thereunder and (iv) the right of the Borrower to amend, waive or terminate the same and to perform and to compel performance and otherwise exercise all remedies thereunder;

(c) all of the following (collectively, the “Borrower Account Collateral”):

(i) the Collection Accounts, the Lockboxes, and all funds on deposit therein and all certificates and instruments, if any, from time to time representing or evidencing the Collection Accounts, the Lockboxes or such funds,

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(ii) the Concentration Account and all funds on deposit therein and all certificates and instruments, if any, from time to time representing or evidencing the Concentration Account or such funds,

(iii) all notes, certificates of deposit and other instruments from time to time delivered to or otherwise possessed by any Lender or any assignee or agent on behalf of any Lender in substitution for or in addition to any of the then existing Borrower Account Collateral, and

(iv) all interest, dividends, cash, instruments, investment property and other property from time to time received, receivable or otherwise distributed with respect to or in exchange for any and all of the then existing Borrower Account Collateral;

(d) all other property relating to the Receivables that may from time to time hereafter be granted and pledged by the Borrower or by any Person on its behalf whether under this Agreement or otherwise, including any deposit with any Lender or the Administrative Agent of additional funds by the Borrower; and

(e) to the extent not otherwise included, all proceeds and products of the foregoing and all accessions to, substitutions and replacements for, and profits of, each of the foregoing Borrower Collateral (including proceeds that constitute property of the types described in Sections 7.01(a) through (d)).

Section 7.02. Borrower’s Agreements. The Borrower hereby (a) assigns, transfer and conveys the benefits of the representations, warranties and covenants of each Originator made to the Borrower under the Sale Agreement to the Administrative Agent for the benefit of the Secured Parties hereunder and (b) acknowledges and agrees that the rights of the Borrower to require payment of a Rejected Amount from an Originator under the Sale Agreement may be enforced by the Lenders and the Administrative Agent.

Section 7.03. Delivery of Collateral. All certificates or instruments representing or evidencing all or any portion of the Borrower Collateral shall be delivered to and held by or on behalf of the Administrative Agent and shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have the right (a) at any time to exchange certificates or instruments representing or evidencing Borrower Collateral for certificates or instruments of smaller or larger denominations and (b) at any time in its discretion following the occurrence and during the continuation of a Termination Event and without notice to the Borrower, to transfer to or to register in the name of the Administrative Agent or its nominee any or all of the Borrower Collateral.

Section 7.04. Borrower Remains Liable. It is expressly agreed by the Borrower that, anything herein to the contrary notwithstanding, the Borrower shall remain liable under any and all of the Transferred Receivables, the Contracts therefor, the Borrower Assigned Agreements and any other agreements constituting the Borrower Collateral to which it is a party to observe and perform all the conditions and obligations to be observed and performed by it thereunder. The Lenders and the Administrative Agent shall not have any obligation or liability under any such Receivables, Contracts or agreements by reason of or arising out of this Agreement or the granting herein or therein of a Lien thereon or the receipt by the Administrative Agent or the Lenders of any payment relating thereto pursuant hereto or thereto. The exercise by any Lender or the Administrative Agent of any of its respective rights under this Agreement shall not release any Originator, the Borrower or the Servicer from

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any of their respective duties or obligations under any such Receivables, Contracts or agreements. None of the Lenders or the Administrative Agent shall be required or obligated in any manner to perform or fulfill any of the obligations of any Originator, the Borrower or the Servicer under or pursuant to any such Receivable, Contract or agreement, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any such Receivable, Contract or agreement, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

Section 7.05. Covenants of the Borrower Regarding the Borrower Collateral.

(a) Offices and Records. The Borrower shall maintain its principal place of business and chief executive office and the office at which it stores its Records at the respective locations specified in Schedule 4.01(b) or, upon 30 days’ prior written notice to the Administrative Agent, at such other location in a jurisdiction where all action requested by the Administrative Agent pursuant to Section 12.13 shall have been taken with respect to the Borrower Collateral. The Borrower shall, and shall cause the Servicer to at its own cost and expense, maintain adequate and complete records of the Transferred Receivables and the Borrower Collateral, including records of any and all payments received and credits granted with respect thereto and all other dealings therewith. The Borrower shall, and shall cause the Servicer to, mark conspicuously with a legend, in form and substance satisfactory to the Administrative Agent, its books and records (including computer records) and credit files pertaining to the Borrower Collateral, to evidence this Agreement and the assignment and Liens granted pursuant to this Article VII. Upon the occurrence and during the continuance of a Termination Event, the Borrower shall, and shall cause the Servicer to, deliver and turn over such books and records to the Administrative Agent or its representatives at any time on demand of the Administrative Agent.

(b) Access. The Borrower shall, and shall cause the Servicer to, at its or the Servicer’s own expense, during normal business hours, from time to time upon five Business Days’ prior notice (or, if a Termination Event is continuing, one Business Day’s prior notice) as frequently as the Administrative Agent determines to be appropriate: (i) provide the Lenders, the Administrative Agent and any of their respective officers, employees and agents access to its properties (including properties utilized in connection with the collection, processing or servicing of the Transferred Receivables), facilities, advisors and employees (including officers) and to the Borrower Collateral, (ii) permit the Lenders, the Administrative Agent and any of their respective officers, employees and agents to inspect, audit and make extracts from its books and records, including all Records, (iii) permit each of the Lenders and the Administrative Agent and their respective officers, employees and agents to inspect, review and evaluate the Transferred Receivables and the Borrower Collateral and (iv) permit each of the Lenders and the Administrative Agent and their respective officers, employees and agents to discuss matters relating to the Transferred Receivables or its performance under this Agreement or the other Related Documents or its affairs, finances and accounts with any of its officers, directors, employees, representatives or agents (in each case, with those persons having knowledge of such matters) and, if a Termination Event has occurred and is continuing with its independent certified public accountants (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract). The Borrower’s shall not be required to pay or reimburse the costs of more than two (2) any of the visitations described in the immediately preceding sentence in any calendar year so long as no Termination Event is continuing. The Borrower shall, and shall cause the Servicer to, and the Servicer shall deliver any document or instrument necessary for the Administrative Agent, as the Administrative Agent may from time to time request, to obtain records from any service bureau or other Person that maintains records for the Borrower or the Servicer, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by the Borrower or the Servicer.

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(c) Collection of Transferred Receivables. In connection with the collection of amounts due or to become due to the Borrower under the Transferred Receivables, the Borrower Assigned Agreements and any other Borrower Collateral, the Borrower shall, or shall cause the Servicer to, take such action as it, and from and after the occurrence and during the continuance of a Termination Event, the Administrative Agent, may deem reasonably necessary or desirable to enforce collection of the Transferred Receivables, the Borrower Assigned Agreements and any such other Borrower Collateral; provided that the Borrower may, rather than commencing any such action or taking any other enforcement action, at its option, elect to pay to the Administrative Agent, for deposit into the Agent Account, an amount equal to the Outstanding Balance of any such Transferred Receivable; provided, further, that if a Trigger Event is continuing, then the Administrative Agent may, without prior notice to the Borrower or the Servicer, (x) deliver Notices of Exclusive Control to exercise its right to take exclusive and control of (1) the Lockboxes and the Collection Accounts in accordance with the terms of the applicable Collection Account Agreements and (2) the Concentration Account (in which case the Servicer shall be required, pursuant to the Sale Agreement, to deposit any Collections it then has in its possession or at any time thereafter receives, immediately in the Agent Account) and (y) notify any Obligor under any Transferred Receivable or obligors under the Borrower Assigned Agreements of the pledge of such Transferred Receivables or Borrower Assigned Agreements, as the case may be, to the Administrative Agent (on behalf of itself and the other Secured Parties) hereunder and direct that payments of all amounts due or to become due to the Borrower thereunder be made directly to the Administrative Agent or any servicer, collection agent or lockbox or other account designated by the Administrative Agent and, upon such notification and at the sole cost and expense of the Borrower, the Administrative Agent may enforce collection of any such Transferred Receivable or the Borrower Assigned Agreements and adjust, settle or compromise the amount or payment thereof. The Administrative Agent shall provide prompt notice to the Borrower and the Servicer of any such notification of pledge or direction of payment to the Obligors under any Transferred Receivables.

(d) Performance of Borrower Assigned Agreements. The Borrower shall, and shall cause the Servicer to, (i) perform and observe all the terms and provisions of the Borrower Assigned Agreements to be performed or observed by it, maintain the Borrower Assigned Agreements in full force and effect, enforce the Borrower Assigned Agreements in accordance with their terms and take all action as may from time to time be reasonably requested by the Administrative Agent in order to accomplish the foregoing, and (ii) upon the reasonable request of and as directed by the Administrative Agent, make such demands and requests to any other party to the Borrower Assigned Agreements as are permitted to be made by the Borrower or the Servicer thereunder.

(e) License for Use of Software and Other Intellectual Property. Unless expressly prohibited by the licensor thereof or any provision of applicable law, if any, the Borrower hereby grants to the Administrative Agent (on behalf of itself and the other Secured Parties) a limited license to use, without charge, the Borrower’s and the Servicer’s computer programs, software, printouts and other computer materials, technical knowledge or processes, data bases, materials, trademarks, registered trademarks, trademark applications, service marks, registered service marks, service mark applications, patents, patent applications, trade names, rights of use of any name, labels, fictitious names, inventions, designs, trade secrets, goodwill, registrations, copyrights, copyright applications, permits, licenses, franchises, customer lists, credit files, correspondence, and advertising materials or any property of a similar nature, as it pertains to the

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Borrower Collateral, or any rights to any of the foregoing, only as reasonably required in connection with the collection of the Transferred Receivables and the advertising for sale, and selling any of the Borrower Collateral, or exercising of any other remedies hereto, and the Borrower agrees that its rights under all licenses and franchise agreements shall inure to the Administrative Agent’s benefit (on behalf of itself and the other Secured Parties) for purposes of the limited license granted herein. Except upon the occurrence and during the continuation of a Termination Event, the Administrative Agent and the Lenders agree not to use any such license without giving the Borrower prior written notice.

Section 7.06. Continuing Security Interest. This Agreement shall create a continuing Lien in the Borrower Collateral until the date such security interest is released by Administrative Agent and the Lenders.

ARTICLE VIII.

TERMINATION EVENTS

Section 8.01. Termination Events. If any of the following events (each, a “Termination Event”) shall occur:

(a) the Borrower shall fail (i) to make any payment of principal, interest or Fees hereunder or under any Related Document and the same shall remain unremedied for one (1) Business Day or more or (ii) to make payment of any other monetary Borrower Obligation when due and payable and the same shall remain unremedied for two (2) Business Days or more following the earlier to occur of an Authorized Officer of the Borrower becoming aware of such breach and the Borrower’s receipt of notice thereof; or

(b) any of the following shall occur:

(i) the Borrower shall fail or neglect to perform, keep or observe any requirement set forth in Sections 5.01(b) or 5.03 of this Agreement;

(ii) the Borrower shall fail or neglect to perform, keep or observe any requirement set forth in Section 5.01(c), 5.02 or Article VI of this Agreement and the same shall remain unremedied for two (2) Business Days after the date specified for performance of any such requirement; or

(iii) any Originator or the Servicer shall fail to make payment of any monetary damage under any Related Document and the same shall remain unremedied for two (2) Business Days or more after notice thereof from the Administrative Agent;

(iv) any Originator or the Servicer, as applicable, shall fail or neglect to perform, keep or observe any requirement set forth in Sections 4.01(a)(i), 4.03 or 7.04(b)(i) of the Sale Agreement; or

(v) any Originator or the Servicer, as applicable shall fail or neglect to perform, keep or observe any requirement set forth in Section 4.02(i), Section 7.04(c), 7.04(n) of the Sale Agreement and the same shall remain unremedied for two (2) Business Days after the date specified for performance of any such requirement;

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(vi) any Transaction Party shall fail or neglect to perform, keep or observe any other covenant or other provision of this Agreement or the other Related Documents (other than any provision embodied in or covered by any other clause of this Section 8.01) and the same shall remain unremedied for thirty (30) days or more following the earlier to occur of an Authorized Officer of such Transaction Party becoming aware of such breach and the Transaction Party’s receipt of notice thereof; or

(c) the Ultimate Parent, the Servicer, the Parent or any Originator shall (i) default in any payment of principal of or interest on any Debt (excluding any intercompany Debt), beyond the period of grace, if any, provided in the instrument or agreement under which such Debt was created or (ii) default in the observance or performance of any other agreement or condition relating to any such Debt or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition shall exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of the holder or holders of such Debt) to cause, without the giving of notice if required, or any applicable grace period having expired, provided that the aggregate amount of all such Debt (without duplication of any Debt in respect thereof) which would then become due or payable as described in this Section 8.01(c) would equal or exceed $35,000,000; or

(d) a case or proceeding shall have been commenced against the Borrower, the Member, any Originator, the Parent, the Servicer, the Ultimate Parent or any Subsidiary (other than any Non-Significant Subsidiary) of any Originator or the Servicer seeking a decree or order in respect of any such Person under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (i) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any such Person or for any substantial part of such Person’s assets, or (ii) ordering the winding up or liquidation of the affairs of any such Person, and, so long as the Borrower is not a debtor in any such case or proceedings, such case or proceeding continues for 60 days unless dismissed or discharged; provided, however, that such 60-day period shall be deemed terminated immediately if (x) a decree or order approving or ordering any of the foregoing is entered by a court of competent jurisdiction with respect to a case or proceeding described in this subsection (d) or (y) any of the events described in Section 8.01(e) shall have occurred; or

(e) the Borrower, the Member, any Originator, the Parent, the Servicer, the Ultimate Parent or any Subsidiary (other than any Non-Significant Subsidiary) of any Originator or the Servicer shall (i) file a petition seeking relief under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consent or fail to object in a timely and appropriate manner to the institution of any proceedings under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or similar law or to the filing of any petition thereunder or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any such Person or for any substantial part of such Person’s assets, (iii) make an assignment for the benefit of creditors, or (iv) take any corporate or limited liability company action in furtherance of any of the foregoing; or

(f) the Borrower, the Member, any Originator, the Parent, the Servicer, the Ultimate Parent or any Subsidiary (other than any Non-Significant Subsidiary) of any Originator or the Servicer (i) generally does not pay its debts as such debts become due or admits in writing its inability to, or is generally unable to, pay its debts as such debts become due or (ii) is not Solvent; or

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(g) one or more final judgments or decrees shall be entered into against the Member, any Originator, the Parent, the Servicer, the Ultimate Parent or any Subsidiary (other than any Non-Significant Subsidiary) involving in the aggregate a liability (not paid or fully covered by insurance) of $35,000,000 or more to the extent that all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within the time required by the terms of such judgment; or

(h) one or more final judgments or decrees shall be entered into against the Borrower; or

(i) (i) any information contained in any Report or any Borrowing Request is untrue or incorrect in any respect other than an Immaterial Misstatement, or (ii) any representation or warranty of any Originator, the Servicer, the Parent or the Borrower herein or in any other Related Document or in any written statement, report, financial statement or certificate (other than a Report or any Borrowing Request) made or delivered by or on behalf of such Originator, the Servicer, the Parent or the Borrower to any Secured Party is untrue or incorrect in any material respect as of the date when made or deemed made (it being understood that such materiality threshold shall not be applicable with respect to any clause of any representation or warranty which itself contains a materiality qualification); or

(j) any Governmental Authority (including the IRS or the PBGC) shall file notice of a Lien with regard to any assets of any Originator, the Parent or any of their respective ERISA Affiliates (other than a Lien (i) limited by its terms to assets other than Receivables and (ii) not materially adversely affecting the financial condition of such Originator, the Parent or any such ERISA Affiliate or the ability of the Servicer to perform its duties hereunder or under the Related Documents); or

(k) any Governmental Authority (including the IRS or the PBGC) shall file notice of a Lien with regard to any of the assets of the Borrower; or

(l) the Sale Agreement shall for any reason cease to evidence the transfer to the Borrower of the legal and equitable title to, and ownership of, the Transferred Receivables; or

(m) except as otherwise expressly provided herein, any Collection Account Agreement, the Concentration Account Agreement or the Sale Agreement shall have been modified, amended or terminated without the prior written consent of the Administrative Agent; or

(n) an Event of Servicer Termination shall have occurred; or

(o) (A) the Borrower shall cease to hold valid and properly perfected title to and sole record and beneficial ownership in the Transferred Receivables and the other Borrower Collateral or (B) the Administrative Agent (on behalf of itself and the other Secured Parties) shall cease to hold a first priority, perfected Lien in the Transferred Receivables or any of the Borrower Collateral; or

(p) a Change of Control shall occur; or

(q) the Borrower shall amend its certificate of formation or limited liability company agreement without the prior written consent of the Administrative Agent; or

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(r) the Borrower shall have received an Election Notice pursuant to Section 2.01(d) of the Sale Agreement (unless such Election Notice is delivered in connection with an Originator Disposition); or

(s) (i) the Defaulted Receivables Trigger Ratio shall exceed 18.0%; (ii) the Delinquency Trigger Ratio shall exceed 55.0%; (iii) the Dilution Trigger Ratio shall exceed 2.5%; or (iv) the Turnover Days Ratio shall exceed 95.0 days; or

(t) any material provision of any Related Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms (or any Originator or the Borrower shall challenge the enforceability of any Related Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Related Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

(u) a Funding Excess exists at any time and the Borrower has not repaid the amount of such Funding Excess within one (1) Business Day in accordance with Section 2.08 hereof;

(v) any Person shall be appointed as an Independent Manager of the Borrower without prior notice thereof having been given to the Administrative Agent in accordance with Section 5.01(h) or without the written acknowledgement by the Administrative Agent that such Person conforms, to the satisfaction of the Administrative Agent, with the criteria set forth in the definition herein of “Independent Manager”; or

(w) (i) A Reportable Event shall have occurred; (ii) any Plan that is intended to be qualified under Section 401(a) of the Code shall lose its qualification; (iii) a non-exempt Prohibited Transaction shall have occurred with respect to any Plan; (iv) any Transaction Party or any ERISA Affiliate shall have failed to make by its due date a required installment under Section 430(j) of the Code with respect to any Single Employer Plan or a required contribution to a Multiemployer Plan, in either case whether or not waived; (v) a determination shall have been made that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (vi) any Transaction Party or any ERISA Affiliate shall have incurred any liability under Title IV of ERISA with respect to the termination of any Single Employer Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Single Employer Plan; (vii) any Transaction Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such Transaction Party or ERISA Affiliate does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (viii) any Transaction Party or any ERISA Affiliate shall have received from the sponsor of a Multiemployer Plan a determination that such Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, terminated, or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA; and in each case in clauses (i) through (viii) above, such event or condition, together with all other such events or conditions if any, would result in a Material Adverse Effect.

then, and in any such event, the Administrative Agent may, and shall, at the request of the Requisite Lenders, by notice to the Borrower, declare the Commitment Termination Date to have occurred without demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, that the Commitment Termination Date shall automatically occur (i) upon the occurrence of any of the Termination Events described in Sections 8.01(d) or (e), in each case without

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demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. In addition, if any Event of Servicer Termination shall have occurred, then, the Administrative Agent may, and shall, at the request of the Requisite Lenders, by delivery of a Servicer Termination Notice to Buyer and the Servicer, terminate the servicing responsibilities of the Servicer under the Sale Agreement in accordance with the terms thereof.

ARTICLE IX.

REMEDIES

Section 9.01. Actions Upon a Termination Event. If any Termination Event shall have occurred and be continuing, then, in addition to any and all other rights and remedies granted to it hereunder, under any other Related Document or under any other instrument or agreement securing, evidencing or relating to the Borrower Obligations or otherwise available to it, all of the following actions:

(a) The Administrative Agent may, without notice to the Borrower except as required by law and at any time or from time to time, (i) charge, offset or otherwise apply amounts payable to the Borrower from the Agent Account, the Concentration Account or any Collection Account against all or any part of the Borrower Obligations or (ii) without limiting the terms of Section 7.05(d), notify any Obligor under any Transferred Receivable or obligors under the Borrower Assigned Agreements of the transfer of the Transferred Receivables to the Borrower and the pledge of such Transferred Receivables or Borrower Assigned Agreements, as the case may be, to the Administrative Agent on behalf of the Secured Parties hereunder and direct that payments of all amounts due or to become due to the Borrower thereunder be made directly to the Administrative Agent or any servicer, collection agent or lockbox or other account designated by the Administrative Agent.

(b) The Administrative Agent may (but in no event shall be obligated to) exercise, at the sole cost and expense of the Borrower, any and all rights and remedies of the Borrower under or in connection with the Borrower Assigned Agreements or the other Borrower Collateral, including any and all rights of the Borrower to demand or otherwise require payment of any amount under, or performance of any provisions of, the Borrower Assigned Agreements. Without limiting the foregoing, the Administrative Agent shall, upon the occurrence of any Event of Servicer Termination, have the right to name any Successor Servicer (including itself) pursuant to Article VIII of the Sale Agreement.

Section 9.02. Actions Upon an Event of Default. If any Event of Default shall have occurred and be continuing and the Administrative Agent shall have declared the Facility Maturity Date to have occurred or the Facility Maturity Date, as applicable, shall be deemed to have occurred pursuant to Section 8.01, then the Administrative Agent may exercise in respect of the Borrower Collateral, in addition to any and all other rights and remedies granted to it hereunder (including any rights under Section 9.01), under any other Related Document or under any other instrument or agreement securing, evidencing or relating to the Borrower Obligations or otherwise available to it, all of the rights and remedies of a secured party upon default under the UCC (such rights and remedies to be cumulative and nonexclusive), and, in addition, may take the following actions:

(a) The Administrative Agent may, without notice to the Borrower except as required by law and at any time or from time to time, without limiting the terms of Section 7.05(d), notify any Obligor under any Transferred Receivable or obligors under the Borrower Assigned Agreements of the transfer of the Transferred Receivables to the Borrower and the pledge of such Transferred Receivables or Borrower Assigned Agreements, as the case may be, to the Administrative Agent on behalf of the Secured Parties hereunder and direct that payments of all amounts due or to become due to the Borrower thereunder be made directly to the Administrative Agent or any Servicer, Servicer or lockbox or other account designated by the Administrative Agent.

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(b) The Administrative Agent may, without notice except as specified below, solicit and accept bids for and sell the Borrower Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or any of the Lenders’ or the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. The Administrative Agent shall have the right to conduct such sales on the Borrower’s premises or elsewhere and shall have the right to use any of the Borrower’s premises without charge for such sales at such time or times as the Administrative Agent deems reasonably necessary or advisable. The Borrower agrees that, to the extent notice of sale shall be required by law, ten days’ notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Borrower Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed for such sale, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Every such sale shall operate to divest all right, title, interest, claim and demand whatsoever of the Borrower in and to the Borrower Collateral so sold, and shall be a perpetual bar, both at law and in equity, against each Originator, the Borrower, any Person claiming any right in the Borrower Collateral sold through any Originator or the Borrower, and their respective successors or assigns. The Administrative Agent shall deposit the net proceeds of any such sale in the Agent Account and such proceeds shall be applied against all or any part of the Borrower Obligations.

(c) Upon the completion of any sale under Section 9.01(b), the Borrower shall deliver or cause to be delivered to the purchaser or purchasers at such sale on the date thereof, or within a reasonable time thereafter if it shall be impracticable to make immediate delivery, all of the Borrower Collateral sold on such date, but in any event full title and right of possession to such property shall vest in such purchaser or purchasers upon the completion of such sale. Nevertheless, if so requested by the Administrative Agent or by any such purchaser, the Borrower shall confirm any such sale or transfer by executing and delivering to such purchaser all proper instruments of conveyance and transfer and releases as may be designated in any such request.

(d) At any sale under Section 9.01(b), any Lender or the Administrative Agent may bid for and purchase the property offered for sale and, upon compliance with the terms of sale, may hold, retain and dispose of such property without further accountability therefor.

Section 9.03. Exercise of Remedies.

(a) No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege under this Agreement and no course of dealing between any Originator, the Borrower or the Servicer, on the one hand, and the Administrative Agent or any Lender, on the other hand, shall operate as a waiver of such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies under this Agreement are cumulative, may be exercised singly or concurrently, and are not exclusive of any rights or remedies that the Administrative Agent or any Lender would otherwise have at law or in equity. No notice to or demand on any party hereto shall entitle such party to any other or further notice or demand in similar or other circumstances, or constitute a waiver of the right of the party providing such notice or making such demand to any other or further action in any circumstances without notice or demand.

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(b) Notwithstanding anything to the contrary contained herein or in any Related Document, the authority to enforce rights and remedies hereunder and under the Related Documents against the Borrower, the Servicer or the Borrower Collateral shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with the Related Documents for the benefit of all the Lenders; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the Related Documents, (ii) any Lender from exercising setoff rights in accordance with Section 11.07, (iii) the Requisite Lenders from directing the Administrative Agent to take actions expressly contemplated herein (including any action described in the final paragraph of Section 8.01 hereof) or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding under the Bankruptcy Code or any other applicable debtor relief law; and provided further that if at any time there is no Person acting as Administrative Agent hereunder and under the Related Documents, then (A) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to this Article IX and (B) in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso and subject to Section 11.07, any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.

Section 9.04. Power of Attorney. On the Closing Date, the Borrower shall execute and deliver a power of attorney substantially in the form attached hereto as Exhibit 9.04 (a “Power of Attorney”). The Power of Attorney is a power coupled with an interest and shall be irrevocable until this Agreement has terminated in accordance with its terms and all of the Borrower Obligations are indefeasibly paid or otherwise satisfied in full. The powers conferred on the Administrative Agent under each Power of Attorney are solely to protect the Liens of the Administrative Agent and the Lenders upon and interests in the Borrower Collateral and shall not impose any duty upon the Administrative Agent to exercise any such powers. The Administrative Agent shall not be accountable for any amount other than amounts that it actually receives as a result of the exercise of such powers and none of the Administrative Agent’s officers, directors, employees, agents or representatives shall be responsible to the Borrower, any Originator, the Servicer or any other Person for any act or failure to act, except to the extent of damages attributable to their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Notwithstanding any other provision herein or in any other Related Document to the contrary, the Administrative Agent shall not exercise any powers pursuant to any Power of Attorney unless an Event of Default, Termination Event or a Servicer Termination Event shall have occurred and be continuing.

ARTICLE X.

INDEMNIFICATION

Section 10.01. Indemnities by the Borrower.

(a) Without limiting any other rights that the Lenders or the Administrative Agent or any of their respective Affiliates, officers, directors, employees, representatives and agents (each, an “Indemnified Person”) may have hereunder or under applicable law, the Borrower hereby agrees to indemnify and hold harmless each Indemnified Person from and against any and all Indemnified Amounts that may be claimed or asserted against or incurred by any such Indemnified Person in connection with or arising out of the transactions contemplated under this Agreement or under any other Related Document or any actions or failures to act in connection therewith, including any and all reasonably legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Related Documents;

Receivables Funding and Administration Agreement

provided, that the Borrower shall not be liable for any indemnification to an Indemnified Person to the extent that any such Indemnified Amount (x) results from such Indemnified Person’s gross negligence or willful misconduct, in each case as finally determined by a court of competent jurisdiction or (y) constitutes recourse for uncollectible or uncollected Transferred Receivables as a result of the insolvency, bankruptcy or the failure (without cause or justification) or inability on the part of the related Obligor to perform its obligations thereunder. Without limiting the generality of the foregoing, the Borrower shall pay on demand to each Indemnified Person any and all Indemnified Amounts relating to or resulting from:

(i) reliance on any representation or warranty made or deemed made by the Borrower (or any of its officers) under or in connection with this Agreement or any other Related Document (without regard to any qualifications concerning the occurrence or non-occurrence of a Material Adverse Effect or similar concepts of materiality) or on any other information delivered by the Borrower pursuant hereto or thereto that shall have been incorrect when made or deemed made or delivered;

(ii) the failure by the Borrower to comply with any term, provision or covenant contained in this Agreement, any other Related Document or any agreement executed in connection herewith or therewith (without regard to any qualifications concerning the occurrence or non-occurrence of a Material Adverse Effect or similar concepts of materiality), any applicable law, rule or regulation with respect to any Transferred Receivable or the Contract therefor, or the nonconformity of any Transferred Receivable or the Contract therefor with any such applicable law, rule or regulation;

(iii) (1) the failure to vest and maintain vested in the Borrower valid and properly perfected title to and sole record and beneficial ownership of the Receivables that constitute Transferred Receivables, together with all Collections in respect thereof and all other Borrower Collateral, free and clear of any Adverse Claim and (2) the failure to maintain or transfer to the Administrative Agent, for the benefit of itself and the other Secured Parties, a first priority, perfected Lien in any portion of the Borrower Collateral;

(iv) any dispute, claim, offset or defense of any Obligor (other than its discharge in bankruptcy) to the payment of any Transferred Receivable (including a defense based on such Receivable or the Contract therefor not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the services giving rise to such Receivable or the furnishing of or failure to furnish such services or relating to collection activities with respect to such Receivable (if such collection activities were performed by any of its Affiliates acting as Servicer);

(v) any products liability claim or other claim arising out of or in connection with insurance or services that is the subject of any Contract with respect to any Transferred Receivable;

(vi) the commingling of Collections with respect to Transferred Receivables by the Borrower at any time with its other funds or the funds of any other Person;

(vii) any failure by the Borrower to cause the filing of, or any delay in filing, financing statements or to cause the effectiveness of other similar instruments or documents under the UCC of any applicable jurisdiction or any other applicable laws with respect to any Transferred Receivable hereunder or any other Borrower Collateral, whether at the time of the Borrower’s acquisition thereof or any Advance made hereunder or at any subsequent time;

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(viii) any investigation, litigation or proceeding related to this Agreement or any other Related Document or the ownership of Receivables or Collections with respect thereto or any other investigation, litigation or proceeding relating to the Borrower, the Servicer or any Originator in which any Indemnified Person becomes involved as a result of any of the transactions contemplated hereby or by any other Related Document;

(ix) any failure of (x) a Collection Account Bank to comply with the terms of the applicable Collection Account Agreement, or (y) the Concentration Account Bank to comply with the terms of the Concentration Account Agreement;

(x) any Termination Event described in Section 8.01(d) or (e);

(xi) any failure of the Borrower to give reasonably equivalent value to the applicable Originator under the Sale Agreement in consideration of the transfer by such Originator of any Transferred Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;

(xii) any action or omission by Borrower or any Transaction Party which reduces or impairs the rights of the Administrative Agent or the Secured Parties with respect to any Transferred Receivable or the value of any such Transferred Receivable;

(xiii) any attempt by any Person to void any Borrowing or the Lien granted hereunder under statutory provisions or common law or equitable action;

(xiv) any failure of a Collection Account Bank or the Concentration Account Bank to comply with the terms of the applicable Collection Account Agreement or Concentration Account Agreement; or

(xv) any withholding, deduction or Charge imposed upon any payments with respect to any Transferred Receivable, any Borrower Assigned Agreement or any other Borrower Collateral.

(b) Any Indemnified Amounts subject to the indemnification provisions of this Section 10.01 not paid in accordance with Section 2.08 shall be paid by the Borrower to the Indemnified Person entitled thereto within ten days following demand therefor.

ARTICLE XI.

ADMINISTRATIVE AGENT

Section 11.01. Authorization and Action. The Administrative Agent may take such action and carry out such functions under this Agreement as are authorized to be performed by it pursuant to the terms of this Agreement, any other Related Document or otherwise contemplated hereby or thereby or are reasonably incidental thereto; provided, that the duties of the Administrative Agent set forth in this Agreement shall be determined solely by the express provisions of this Agreement, and, other than the duties set forth in Section 11.02, any permissive right of the Administrative Agent hereunder shall not be construed as a duty.

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Section 11.02. Reliance. None of the Administrative Agent, any of its Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or the other Related Documents, except for damages solely caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limiting the generality of the foregoing, and notwithstanding any term or provision hereof to the contrary, the Borrower and each Lender hereby acknowledge and agree that the Administrative Agent as such (a) has no duties or obligations other than as set forth expressly herein, and has no fiduciary obligations to any person, (b) acts as a representative hereunder for the Lenders and has no duties or obligations to, shall incur no liabilities or obligations to, and does not act as an agent in any capacity for, the Borrower (other than, with respect to the Administrative Agent, under the Power of Attorney with respect to remedial actions), the Servicer, the Parent, the Member or the Originators, (c) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts, (d) makes no representation or warranty hereunder to any Affected Party and shall not be responsible to any such Person for any statements, representations or warranties made in or in connection with this Agreement or the other Related Documents, (e) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Related Documents on the part of the Borrower, the Servicer, any Originator, the Parent, the Member or any Lender, or to inspect the property (including the books and records) of the Borrower, the Servicer, any Originator, the Parent, the Member or any Lender, (f) shall not be responsible to the Borrower, the Servicer, any Lender or any other Person for the due execution by any Person other than the Administrative Agent, or the legality, validity, enforceability, genuineness, sufficiency or value, of this Agreement or the other Related Documents or any other instrument or document furnished pursuant hereto or thereto, (g) shall incur no liability under or in respect of this Agreement or the other Related Documents by acting upon any notice, consent, certificate or other instrument or writing believed by it to be genuine and signed, sent or communicated by the proper party or parties and (h) shall not be bound to make any investigation into the facts or matters stated in any notice or other communication hereunder and may conclusively rely on the accuracy of such facts or matters.

Section 11.03. GE Capital and Affiliates. GE Capital and its Affiliates may generally engage in any kind of business with any Obligor, the Parent, the Member, the Originators, the Borrower, the Servicer, any Lender, any of their respective Affiliates and any Person who may do business with or own securities of such Persons or any of their respective Affiliates, all as if GE Capital were not the Administrative Agent and without the duty to account therefor to any Obligor, the Parent, the Member, any Originator, the Borrower, the Servicer, any Lender or any other Person.

Section 11.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based upon such documents and information as it has deemed appropriate, made its own credit and financial analysis of the Borrower and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

Section 11.05. Indemnification. Each of the Lenders severally agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligations of the Borrower hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other

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Related Document or any action taken or omitted by the Administrative Agent in connection herewith or therewith; provided, however, that no Lender (or the Borrower) shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Related Document, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.

Section 11.06. Successor Administrative Agent. The Administrative Agent may resign at any time by giving not less than thirty (30) days’ prior written notice thereof to each of the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent subject, so long as no Termination Event is continuing, to the Borrower’s consent (such consent not to be unreasonably withheld or delayed). If no successor Administrative Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the resigning the Administrative Agent’s giving notice of resignation, then the resigning Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution which commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof. If no successor Administrative Agent has been appointed pursuant to the foregoing, by the 30th day after the date such notice of resignation was given by the resigning Administrative Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of the Administrative Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent as provided above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. Upon the earlier of the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent or the effective date of the resigning Administrative Agent’s resignation, the resigning Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Related Documents, except that any indemnity rights or other rights in favor of such resigning Administrative Agent shall continue. After any resigning Administrative Agent’s resignation hereunder, the provisions of this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement and the other Related Documents.

Section 11.07. Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Termination Event, each Lender is hereby authorized at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived (but subject to Section 2.03(b)(i)), to set off and to appropriate and to apply any and all balances held by it at any of its offices for the account of the Borrower (regardless of whether such balances are then due to the Borrower) and any other properties or assets any time held or owing by that Lender or that holder to or for the credit or for the account of the Borrower against and on account of any of the Borrower Obligations which are not paid when due. Any Lender or holder of any Note exercising a right to set off or otherwise receiving any payment on account of the Borrower Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Borrower Obligations as

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would be necessary to cause such Lender to share the amount so set off or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares. Each Lender’s obligation pursuant to this Section 11.07 is in addition to and not in limitation of its obligations to purchase a participation equal to its Pro Rata Share of the Swing Line Loan pursuant to Section 2.01(b). The Borrower agrees, to the fullest extent permitted by law, that (a) any Lender or holder may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Borrower Obligations and may sell participations in such amount so set off to other Lenders and holders and (b) any Lender or holders so purchasing a participation in the Advances made or other Borrower Obligations held by other Lenders or holders may exercise all rights of set off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Advances, and the other Borrower Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the set-off amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of set-off, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

ARTICLE XII.

MISCELLANEOUS

Section 12.01. Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by email of the signed notice in PDF form or facsimile (with such email or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 12.01), (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number set forth below or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than any Lender and the Administrative Agent) designated in any written notice provided hereunder to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. Notwithstanding the foregoing, whenever it is provided herein that a notice is to be given to any other party hereto by a specific time, such notice shall only be effective if actually received by such party prior to such time, and if such notice is received after such time or on a day other than a Business Day, such notice shall only be effective on the immediately succeeding Business Day.

Borrower:

c/o Cumulus Media Holdings Inc.

3280 Peachtree Road, N.W., Suite 2300

Atlanta, GA 30305

Attention: Richard Denning, JP Hannan, David Gould

Facsimile: 404-260-6877

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With a copy which shall not constitute notice to:

Jones Day

1420 Peachtree Street, N.E., Suite 800

Atlanta, Georgia 30309

Attention: John E. Zamer, Esq.; David Conroy, Esq.

Telecopy: (404) 581-8330; (212) 755-7306

Administrative Agent:

General Electric Capital Corporation

500 West Monroe, Floor 12

Chicago, IL 60618

Attention: John Morrone, Account Manager

Telephone: 312-441-6841

Facsimile: 312-463-3840

Section 12.02. Binding Effect; Assignability.

(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, each Lender and the Administrative Agent and their respective successors and permitted assigns. The Borrower may not assign, transfer, hypothecate or otherwise convey any of its rights or obligations hereunder or interests herein without the express prior written consent of the Requisite Lenders and the Administrative Agent. Any such purported assignment, transfer, hypothecation or other conveyance by the Borrower without the prior express written consent of the Requisite Lenders and the Administrative Agent shall be void.

(b) The Borrower hereby consents to any Lender’s assignment or pledge of, and/or sale of participations in, at any time or times after the Closing Date of the Related Documents, Advances, and any Commitment or of any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder (including, without limitation, an assignment by the Swing Line Lender of all or any portion of its Swing Line Commitment), whether evidenced by a writing or not, made in accordance with this Section 12.02(b). Any assignment by a Lender shall (i) require the execution of an assignment agreement (an “Assignment Agreement”) substantially in the form attached hereto as Exhibit 12.02(b) or otherwise in form and substance satisfactory to the Administrative Agent, and acknowledged by, the Administrative Agent and other than in the case of an assignment by a Lender to one of its Affiliates, the consent of the Administrative Agent and, so long as no Termination Event has occurred and is continuing, the Borrower (which consent shall not be unreasonably withheld or delayed); (ii) if a partial assignment, be in an amount at least equal to $5,000,000 and, after giving effect to any such partial assignment, the assigning Lender shall have retained Commitments in an amount at least equal to $5,000,000; (iii) require the delivery to the Administrative Agent by the assignee or participant, as the case may be, of any forms, certificates or other evidence with respect to United States tax withholding matters, and (iv) other than in the case of an assignment by a Lender to one of its Affiliates, include a payment to the Administrative Agent by the assignor or assignee Lender of an assignment fee of $3,500. In the case of an assignment by a Lender under this Section 12.02, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a Lender hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. The Borrower hereby acknowledges and agrees that any assignment made in accordance with this

Receivables Funding and Administration Agreement

Section 12.02(b) will give rise to a direct obligation of the Borrower to the assignee and that the assignee shall thereupon be a “Lender” for all purposes. In all instances, each Lender’s obligation to make Revolving Credit Advances hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the applicable Commitment. In the event any Lender assigns or otherwise transfers all or any part of a Revolving Note or the Swing Line Note, the Borrower shall, upon the request of such Lender, execute new Revolving Notes or Swing Line Notes in exchange for the Revolving Notes or Swing Line Notes, as the case may be, being assigned. Notwithstanding the foregoing provisions of this Section 12.02(b), each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (i) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to Administrative Agent or (ii) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities, by notice to Administrative Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with the above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(c) In addition to the foregoing right, any Lender may, without notice to or consent from the Administrative Agent or the Borrower, (x) grant to an SPV administered by such Lender the option to make all or any part of any Advance that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder); (y) assign to an SPV administered by a Lender all or a portion of its rights (but not its obligations) under the Related Documents, including a sale of any Advances or other Borrower Obligations hereunder and such Lender’s right to receive payment with respect to any such Borrower Obligation and (z) sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Related Documents (including all its rights and obligations with respect to the Advances); provided, however, that (w) no such option grant, assignment or participation described in sub-clauses (x), (y) or (z) above shall release Lender from any of its obligations hereunder or substitute any such SPV or participant for such Lender as a party hereto and any costs and expenses (including rating agency fees) relating thereto shall not be a Borrower Obligation, (x) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Advances hereunder, and none shall be liable to any Person for any obligations of such Lender hereunder (it being understood that nothing in this Section 12.02(c) shall limit any rights the Lender may have as against such SPV or participant under the terms of the applicable option, sale or participation agreement between or among such parties); and (y) no such SPV or holder of any such participation shall be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Advance in which such holder participates, (ii) any extension of any scheduled payment of the principal amount of any Advance in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Borrower Collateral (other than in accordance with the terms of this Agreement or the other Related Documents). Solely for purposes of Sections 2.08, 2.09 and 9.01, Borrower acknowledges and agrees that each such sale or participation shall give rise to a direct obligation of the Borrower to the participant or SPV and each such participant or SPV shall be considered to be a “Lender” for purposes of such sections. Except as set forth in the preceding sentence, such Lender’s rights and obligations, and the rights and obligations of the other Lenders and the Administrative Agent towards such Lender under any Related Document shall remain unchanged and none of the Borrower, the Administrative Agent or any Lender (other than the Lender selling a participation or assignment to an SPV) shall have any duty to any participant or SPV and may continue to deal solely with the assigning or selling Lender as if no such assignment or sale had occurred.

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(d) Except as expressly provided in this Section 12.02, no Lender shall, as between the Borrower and that Lender, or between the Administrative Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Advances, the Revolving Notes, the Swing Line Note or other Borrower Obligations owed to such Lender.

(e) The Borrower shall assist any Lender permitted to sell assignments or participations under this Section 12.02 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be reasonably requested and the participation of management in meetings with potential assignees or participants. The Borrower shall, if the Administrative Agent so requests in connection with an initial syndication of the Commitments hereunder, assist in the preparation of informational materials for such syndication.

(f) A Lender may furnish any information concerning the Borrower, the Originators, the Parent, the Member, the Servicer and/or the Receivables in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants). Each Lender shall obtain from all prospective and actual assignees or participants confidentiality covenants substantially equivalent to those contained in Section 12.05.

Section 12.03. Termination; Survival of Borrower Obligations.

(a) This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Termination Date.

(b) Except as otherwise expressly provided herein or in any other Related Document, no termination or cancellation (regardless of cause or procedure) of any commitment made by any Affected Party under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Borrower or the rights of any Affected Party relating to any unpaid portion of the Borrower Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Facility Maturity Date. Except as otherwise expressly provided herein or in any other Related Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Borrower and all rights of any Affected Party hereunder, all as contained in the Related Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the rights and remedies provided for herein with respect to any breach of any representation or warranty made by the Borrower pursuant to Article IV, the indemnification and payment provisions of Article X and Sections 11.05 and 12.05 shall be continuing and shall survive the Termination Date.

Section 12.04. Costs and Expenses. Any action taken by the Transaction Parties under or with respect to any Related Document, even if required under any Related Document or at the request of the Administrative Agent or Requisite Lenders, shall be at the expense of the Transaction Parties, and neither Administrative Agent nor any other Secured Party shall be required under any Related Document to reimburse Transaction Parties or any Subsidiary of the Transaction Parties therefor except as expressly

Receivables Funding and Administration Agreement

provided therein. In addition, (a) the Borrower shall reimburse the Administrative Agent for all reasonable out of pocket expenses incurred in connection with the negotiation and preparation of this Agreement and the other Related Documents (including the reasonable fees and expenses of all of its special counsel, advisors, consultants and auditors retained in connection with the transactions contemplated thereby and advice in connection therewith). The Borrower shall reimburse each Lender and the Administrative Agent for all reasonable fees, costs and expenses, including the fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers) for advice, assistance, or other representation in connection with:

(i) the forwarding to the Borrower or any other Person on behalf of the Borrower by any Lender of any proceeds of Advances made by such Lender hereunder;

(ii) any amendment, modification or waiver of, consent with respect to, or termination of this Agreement or any of the other Related Documents or advice in connection with the administration hereof or thereof or their respective rights hereunder or thereunder;

(iii) any Litigation, contest or dispute (whether instituted by the Borrower, any Lender, the Administrative Agent or any other Person as a party, witness, or otherwise) in any way relating to the Borrower Collateral, any of the Related Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any Litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against the Borrower, the Servicer or any other Person that may be obligated to any Lender or the Administrative Agent by virtue of the Related Documents, including any such Litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the transactions contemplated hereby during the pendency of one or more Termination Events;

(iv) any attempt to enforce any remedies of a Lender or the Administrative Agent against the Borrower, the Servicer or any other Person that may be obligated to them by virtue of any of the Related Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the transactions contemplated hereby during the pendency of one or more Termination Events;

(v) any work-out or restructuring of the transactions contemplated hereby during the pendency of one or more Termination Events; and

(vi) efforts, during the continuation of a Termination Event, to (A) evaluate, observe or assess the Originators, the Parent, the Borrower, the Member or the Servicer or their respective affairs, and (B) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Borrower Collateral;

including all reasonable attorneys’ and other professional and service providers’ fees arising from such services, including those in connection with any appellate proceedings, and all reasonable expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 12.04, all of which shall be payable, on demand, by the Borrower to the applicable Lender or the Administrative Agent, as applicable. Without limiting the generality of the foregoing, such reasonable expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court

Receivables Funding and Administration Agreement

reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or facsimile charges; secretarial overtime charges; and reasonable expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

Section 12.05. Confidentiality.

(a) Except to the extent otherwise required by applicable law or as required to be filed publicly with the Securities and Exchange Commission, or unless the Administrative Agent shall otherwise consent in writing, the Borrower agrees to maintain the confidentiality of this Agreement (and all drafts hereof and documents ancillary hereto), in its communications with third parties other than any Affected Party or any Indemnified Person and otherwise not to disclose, deliver or otherwise make available to any third party (other than its directors, officers, employees, accountants or counsel) the original or any copy of all or any part of this Agreement (or any draft hereof and documents ancillary hereto) except to an Affected Party or an Indemnified Person or any financial institution party to the Credit Agreement.

(b) The Borrower, the Administrative Agent and each Lender severally agrees that it shall not (and shall not permit any of its Subsidiaries to) issue any news release or make any public announcement pertaining to the transactions contemplated by this Agreement and the other Related Documents without the prior written consent of the Borrower, the Requisite Lenders and the Administrative Agent (which consent shall not be unreasonably withheld) unless such news release or public announcement is required by law, in which case the Borrower, the Administrative Agent and/or any Lender, as the case may be, shall consult with the Borrower, the Administrative Agent and any Lenders specifically referenced therein prior to the issuance of such news release or public announcement.

(c) The Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), and will not use such confidential Information for any purpose or in any matter except in connection with this Agreement, except that Information may be disclosed (1) to (i) each Affected Party (ii) its and each Affected Party’s and their respective Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and to not disclose or use such Information in violation of Regulation FD (17 C.F.R. § 243.100-243.103)) and (iii) industry trade organizations for inclusion in league table measurements, (2) any regulatory authority (it being understood that it will to the extent reasonably practicable provide the Borrower with an opportunity to request confidential treatment from such regulatory authority), (3) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (4) to any other party to this Agreement, (5) to the extent required in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Related Document or the enforcement of rights hereunder or thereunder, (6) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of (or participant in), or any prospective assignee of (or participant in), any of its rights or obligations under this Agreement, (7) with the consent of the Borrower or (8) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or any other confidentiality agreement to which it is party with the Borrower or the Parent or any subsidiary thereof or (ii) becomes available to the Administrative Agent, or any Lender on a nonconfidential basis from a source other than the Parent or any subsidiary thereof. For the purposes of this Section, “Information” means all information received from the Borrower, the Servicer, the Parent, the Ultimate Parent or any Affiliate thereof relating to the Borrower, the Servicer, the Parent, the Ultimate Parent or any

Receivables Funding and Administration Agreement

Affiliate thereof or their businesses, or any Obligor, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower, the Servicer, the Parent, the Ultimate Parent or any Affiliate thereof. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(d) Each Transaction Party consents to the publication by the Administrative Agent or any Lender of any press releases, tombstones, advertising or other promotional materials relating to the financing transactions contemplated by this Agreement using such Transaction Party’s name, product photographs, logo or trademark. The Administrative Agent or such Lender shall provide a draft of any such press release, advertising or other promotional material to the Borrower for review and approval (such approval not to be unreasonably withheld or delayed) prior to the publication thereof.

(e) No Transaction Party shall, and no Transaction Party shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Transaction Party) using the name, logo or otherwise referring to GE Capital or of any of its Affiliates, the Related Documents or any transaction contemplated herein or therein to which GE Capital or any of its Affiliates is party without the prior written consent of GE Capital or such Affiliate except to the extent required to do so under applicable Requirements of Law and then, only after consulting with GE Capital.

Section 12.06. Entire Agreement; Release; Survival.

(a) THE RELATED DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY TRANSACTION PARTY AND ANY LENDER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT OTHER THAN THE FEE LETTER. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER RELATED DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENTS OR SUCH TERMS OF SUCH OTHER RELATED DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).

(b) Execution of this Agreement by the Transaction Parties constitutes a full, complete and irrevocable release of any and all claims which each Transaction Party may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Related Documents. In no event shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Each of Borrower and each other Transaction Party signatory hereto hereby waives, releases and agrees (and shall cause each other Transaction Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

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(c) (i) Any indemnification or other protection provided to any Indemnified Party pursuant to this Section 12.06 and Section 12.04, and Article XI and Article XIII and (ii) the provisions of the Sale Agreement that expressly survive termination thereof, in each case, shall (x) survive the termination of the Commitments and the payment in full of all Borrower Obligations and (y) with respect to clause (i) above, inure to the benefit of any Person that at any time held a right thereunder (as an Indemnified Party or otherwise) and, thereafter, its successors and permitted assigns.

Section 12.07. Amendments and Waivers.

(a) Except for actions expressly permitted to be taken by the Administrative Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower, the Administrative Agent and by the Requisite Lenders or, to the extent required under clause (b) below, by all affected Lenders and the Swing Line Lender, and, to the extent required under clause (b) or clause (c) below, by the Administrative Agent. Except as set forth in clause (b) below, all amendments, modifications, terminations or waivers requiring the consent of any Lenders without specifying the required percentage of Lenders shall require the written consent of the Requisite Lenders.

(b) (i) No amendment, modification, termination or waiver shall, unless in writing and signed by each Lender directly affected thereby, do any of the following: (1) increase the principal amount of any Lender’s Commitment; (2) reduce the principal of, rate of interest on or Fees payable with respect to any Advance made by any affected Lender; (3) extend any scheduled payment date or final maturity date of the principal amount of any Advance of any affected Lender; (4) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (5) change the percentage of the Aggregate Commitments or of the aggregate Outstanding Principal Amount which shall be required for Lenders or any of them to take any action hereunder; (6) release all or substantially all of the Borrower Collateral; or (7) amend or waive this Section 12.07 or the definition of the term “Requisite Lenders” insofar as such definition affects the substance of this Section 12.07. Furthermore, no amendment, modification, termination or waiver shall be effective to the extent that it (x) affects the rights or duties of the Administrative Agent under this Agreement or any other Related Document unless in writing and signed by the Administrative Agent, or (y) affects the rights or duties of the Swing Line Lender under this Agreement or modifies or amends any other provision of this Agreement or any other Related Document relating the Swing Line Loan, Swing Line Advances or the Swing Line Lender unless in writing and signed by the Swing Line Lender.

(ii) Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for the Administrative Agent to take additional Borrower Collateral pursuant to any Related Document. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(c) If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described this clause (i) or in clause (ii) below being referred to as a “Non-Consenting Lender”), then, so long as the Administrative Agent is not a Non-Consenting Lender, at the Borrower’s request the Administrative Agent, or a

Receivables Funding and Administration Agreement

Person acceptable to the Administrative Agent, shall have the right with the Administrative Agent’s consent and in the Administrative Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon the Administrative Agent’s request, sell and assign to the Administrative Agent or such Person, all of the Commitments of such Non-Consenting Lender for an amount equal to the principal balance of all Advances held by the Non-Consenting Lender and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(d) Upon the Administrative Agent’s written confirmation of payment in full in cash and performance of all of the Borrower Obligations (other than contingent, unasserted indemnification provisions in respect of provisions that expressly survive the terms hereof), termination of the Aggregate Commitment and a release of all claims against the Administrative Agent and Lenders, and so long as no suits, actions, proceedings or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, the Lien of the Administrative Agent hereunder shall be automatically released and the Borrower shall be released from its obligations hereunder and under the other Related Documents (except to the extent any such obligation is intended to survive such termination) and the Administrative Agent shall deliver to the Borrower termination statements and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Borrower Obligations and hereby authorizes the Borrower to prepare and file any such termination statements on behalf of the Administrative Agent and the other Secured Parties.

Section 12.08. No Waiver; Remedies. The failure by any Lender or the Administrative Agent, at any time or times, to require strict performance by the Borrower or the Servicer of any provision of this Agreement, any Receivables Assignment or any other Related Document shall not waive, affect or diminish any right of any Lender or the Administrative Agent thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of any breach or default hereunder shall not suspend, waive or affect any other breach or default whether the same is prior or subsequent thereto and whether the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of the Borrower or the Servicer contained in this Agreement, any Receivables Assignment or any other Related Document, and no breach or default by the Borrower or the Servicer hereunder or thereunder, shall be deemed to have been suspended or waived by any Lender or the Administrative Agent unless such waiver or suspension is by an instrument in writing signed by an officer of or other duly authorized signatory of the applicable Lenders and the Administrative Agent and directed to the Borrower or the Servicer, as applicable, specifying such suspension or waiver. The rights and remedies of the Lenders and the Administrative Agent under this Agreement and the other Related Documents shall be cumulative and nonexclusive of any other rights and remedies that the Lenders and the Administrative Agent may have hereunder, thereunder, under any other agreement, by operation of law or otherwise. Neither the Administrative Agent nor any of the Lenders shall be obligated to exhaust its recourse to or any remedy related to the Borrower Collateral prior to its enforcement of its rights and remedies against the Borrower hereunder. No course of dealing between the Transaction Parties, any Affiliate of the Transaction Parties, the Administrative Agent or any Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Related Documents.

Section 12.09. Governing Law, Jurisdiction and Waiver of Jury Trial.

(a) Governing Law. The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement (including, without limitation, any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest).

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(b) Submission to Jurisdiction. Any legal action or proceeding with respect to any Related Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, the Borrower and each other Transaction Party executing this Agreement hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Agreement shall limit the right of Administrative Agent to commence any proceeding in the federal or state courts of any other jurisdiction to the extent Administrative Agent determines that such action is necessary or appropriate to exercise its rights or remedies under the Related Documents. The parties hereto (and, to the extent set forth in any other Related Document, each other Transaction Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(c) Service of Process. Each Transaction Party hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Related Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of the Borrower specified herein (and shall be effective when such mailing shall be effective, as provided therein). Each Transaction Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d) Non-Exclusive Jurisdiction. Nothing contained in this Section 12.09 shall affect the right of Administrative Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Transaction Party in any other jurisdiction.

(e) WAIVER OF JURY TRIAL. THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER RELATED DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

Section 12.10. Counterpart. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement. Delivery of an executed counterpart of this Agreement by facsimile or other electronic imaging system shall be deemed as effective as delivery of an originally executed counterpart.

Section 12.11. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

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Section 12.12. Section Titles. The section, titles and table of contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

Section 12.13. Further Assurances.

(a) The Borrower shall, or shall cause the Servicer to, at its sole cost and expense, upon request of any of the Lenders or the Administrative Agent, promptly and duly execute and deliver any and all further instruments and documents and take such further action that may be reasonably necessary or desirable or that any of the Lenders or the Administrative Agent may request to (i) perfect, protect, preserve, continue and maintain fully the Liens granted to the Administrative Agent for the benefit of itself and the Lenders under this Agreement, (ii) enable the Lenders or the Administrative Agent to exercise and enforce its rights under this Agreement or any of the other Related Documents or (iii) otherwise carry out more effectively the provisions and purposes of this Agreement or any other Related Document. Without limiting the generality of the foregoing, the Borrower shall, upon request of any of the Lenders or the Administrative Agent, (A) execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices that may be necessary or desirable or that any of the Lenders or the Administrative Agent may request to perfect, protect and preserve the Liens granted pursuant to this Agreement, free and clear of all Adverse Claims, (B) mark, or cause the Servicer to mark, each Contract evidencing each Transferred Receivable with a legend, acceptable to each Lender and the Administrative Agent evidencing that the Borrower has purchased such Transferred Receivables and that the Administrative Agent, for the benefit of the Secured Parties, has a security interest in and lien thereon, (C) mark, or cause the Servicer to mark, its master data processing records evidencing such Transferred Receivables with such a legend and (D) following the occurrence of a Termination Event that has not been cured or waived, notify or cause the Servicer to notify Obligors of the Liens on the Transferred Receivables granted hereunder.

(b) Without limiting the generality of the foregoing, the Borrower hereby authorizes the Lenders and the Administrative Agent, and each of the Lenders hereby authorizes the Administrative Agent, to file one or more financing or continuation statements, or amendments thereto or assignments thereof, relating to all or any part of the Transferred Receivables, including Collections with respect thereto, or the Borrower Collateral without the signature of the Borrower or, as applicable, the Lenders, as applicable, to the extent permitted by applicable law (including, for administrative convenience, financing statements with respect to the Borrower describing the collateral covered by any such UCC-1 financing statement as “all assets” or language similar thereto). A carbon, photographic or other reproduction of this Agreement or of any notice or financing statement covering the Transferred Receivables, the Borrower Collateral or any part thereof shall be sufficient as a notice or financing statement where permitted by law.

Section 12.14. Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any Property in favor of any Transaction Party or any other Person or against or in payment of any Borrower Obligation. To the extent that any Secured Party receives a payment from Borrower, from any other Transaction Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

Receivables Funding and Administration Agreement

Section 12.15. No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Lenders, the Administrative Agent and, each other Secured Party, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Related Documents. Neither the Administrative Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Related Documents.

Section 12.16. Patriot Act. Each Lender that is subject to the Patriot Act hereby notifies the Transaction Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Transaction Party, which information includes the name and address of each Transaction Party and other information that will allow such Lender to identify each Transaction Party in accordance with the Patriot Act.

Section 12.17. Creditor-Debtor Relationship. The relationship between the Administrative Agent and each Lender, on the one hand, and the Borrower, on the other hand, is solely that of creditor and debtor. No Secured Party has any fiduciary relationship or duty to any Transaction Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Transaction Parties by virtue of, any Related Document or any transaction contemplated therein.

ARTICLE XIII.

TAXES

Section 13.01. Taxes.

(a) Except as otherwise provided in this Section 13.01, each payment by any Transaction Party under any Related Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (and without deduction for any of them) (collectively, but excluding Excluded Taxes, the “Taxes”).

(b) If any Taxes shall be required by any Requirement of Law to be deducted from or in respect of any amount payable under any Related Document to any Secured Party (i) such amount shall be increased as necessary to ensure that, after all required deductions for Taxes are made (including deductions applicable to any increases to any amount under this Section 13.01), such Secured Party receives the amount it would have received had no such deductions been made, (ii) the relevant Transaction Party shall make such deductions, (iii) the relevant Transaction Party shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, the relevant Transaction Party shall deliver to the Administrative Agent an original or certified copy of a receipt evidencing such payment or other evidence of payment reasonably satisfactory to the Administrative Agent.

(c) In addition, the Borrower agrees to pay, and authorize the Administrative Agent to pay in their name, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities

Receivables Funding and Administration Agreement

with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Related Document or any transaction contemplated therein (collectively, “Other Taxes”). The Swing Line Lender may, without any need for notice, demand or consent from the Borrower, by making funds available to the Administrative Agent in the amount equal to any such payment, make a Swing Loan to the Borrower in such amount, the proceeds of which shall be used by the Administrative Agent in whole to make such payment. Within 30 days after the date of any payment of Taxes or Other Taxes by any Transaction Party, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 12.01, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to the Administrative Agent.

(d) The Borrower shall reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to the Administrative Agent), each Secured Party for all Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 13.01) paid by such Secured Party and any Liabilities arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. A certificate of the Secured Party (or of the Administrative Agent on behalf of such Secured Party) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to the Borrower with copy to the Administrative Agent, shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, the Administrative Agent and such Secured Party may use any reasonable averaging and attribution methods.

(e) Any Lender claiming any additional amounts payable pursuant to this Section 13.01 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Lending Office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(f) Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (D) from time to time if requested by the Borrower or the Administrative Agent (or, in the case of a participant or SPV, the relevant Lender), provide the Administrative Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form. Each Lender having sold a participation in any of its Obligations or identified an SPV as such to the Administrative Agent shall collect from such participant or SPV the documents described in this clause (f) and provide them to the Administrative Agent.

Section 13.02. Certificates of Lenders. Any Lender claiming reimbursement or compensation pursuant to this Article XIII shall deliver to the Borrower (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

Receivables Funding and Administration Agreement

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Receivables Funding and Administration Agreement

IN WITNESS WHEREOF, the parties have caused this Receivables Funding and Administration Agreement to be executed by their respective officers thereunto duly signatories, as of the date first above written.

CMI RECEIVABLES FUNDING LLC, as the Borrower

	By:	/s/ Richard S. Denning
	Name:	Richard S. Denning
	Title:	Senior Vice President

Commitment: $50,000,000	GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender and as Swing Line Lender

	By:	/s/ James A. Fisher
	Name:	James A. Fisher
	Title:	Duly Authorized Signatory

GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent

	By:	/s/ James A. Fisher
	Name:	James A. Fisher
	Title:	Duly Authorized Signatory

Signature Page to Receivables Funding and Administration Agreement